UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                          --------------------------

                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                          --------------------------

          Date of Report (Date of earliest event reported): November 13, 2003
                          --------------------------



                            MARCONI CORPORATION PLC

            (Exact name of registrant as specified in its charter)

                          --------------------------



England and Wales               33-12430                    xxx
 ----------------------------   ------------------------    -------------------
(State or other jurisdiction    (Commission File Number)      (I.R.S. Employer
     of incorporation)                                       Identification No.)


       New Century Park, PO Box 53,
       Coventry, CV3 1HJ

       ----------------------------------------          ----------
       (Address of principal executive offices)          (Zip Code)


       Registrant's telephone number, including area code:


              ---------------------------------------------------
       (Former name or former address, if changed since last report)



==============================================================================

Item No. 12   Press release dated 13 November 2003 - Interim Results

                                                                Press enquiries:
                     Joe Kelly, tel: 0207 306 1771; email: joe.kelly@marconi.com
                   David Beck, tel: 0207 306 1490; email: david.beck@marconi.com
                                                             Investor enquiries:
             Heather Green, tel: 0207 306 1735; email: heather.green@marconi.com

                    MARCONI CORPORATION PLC: INTERIM RESULTS
              FOR THE THREE AND SIX MONTHS ENDED 30 SEPTEMBER 2003

* Local areas of increased demand lead to 6% sequential sales growth from GBP367m in Q1 to GBP389m in Q2

   - Targeting further slight increase in Q3 sales following continued stronger market dynamics in North America and Germany

  - First Half sales GBP756m (H1 FY03: GBP992m Network Equipment and Network Services)

* Solid progress in operational performance improvements from Q1 to Q2 in Network Equipment and Network Services

 - Adjusted (1) gross margin increased to 26.2% (Q1 FY04: 22.6%); gross margin including impact of exceptional credits to 26.5% (Q1 FY04: 24.0%); now targeting adjusted gross margin exit run-rate (2) in the range of 27 to 29% by 31 March 2004

 - Adjusted (1) operating cost run-rate(2) reduced to GBP455m per annum by 30 September 2003 (30 June 2003: GBP475m; 30 September 2002: GBP635m); on track to reduce exit run-rate below GBP425m by 31 March 2004

 - Adjusted (1) EBITA operating loss (before goodwill amortisation, exceptional items and share option costs) in Network Equipment and Network Services reduced from GBP37m in Q1 to GBP16m in Q2; Adjusted(1) EBITDA in Network Equipment and Network Services improved from GBP19m loss in Q1 to GBP7m profit in Q2

 - First Half Group operating loss GBP149m; reduced from GBP87m in Q1 to GBP62m in Q2 (H1 FY03: GBP491m)

* Maintained strong performance against cash generation plans

 - Fourth consecutive quarter of positive operating cash flow before exceptional items; H1 FY04 GBP65m - Q1 FY04 GBP32m, Q2 FY04 GBP33m (H1 FY03 GBP142m outflow); Group operating cash outflow after operating exceptional items and before financial restructuring H1 FY04 GBP9m (H1 FY03 GBP323m outflow)

 - Net cash position further reinforced through continued drive to maximise cash generation; net cash of GBP99 million at 30 September 2003, up from GBP5m at 30 June 2003

 - Disposal proceeds applied to fund mandatory partial redemptions of Junior Notes; principal amount reduced to $289m (c. GBP174m) at 17 October 2003

* Completion of financial restructuring in May 2003; net assets of GBP323m at 30 September 2003

(1) Adjusted measures are before share option costs, goodwill amortisation and exceptional items; a full reconciliation to non-adjusted measures are provided in the Group's Non-Statutory Accounts and Operating and Financial Review for the three and six months ended 30 September 2003.

(2) Run-rate is the measure of annualised gross margin or operating costs before share options, exceptional and non-recurring items calculated on the last day of the period.

London - 13 November 2003 - Marconi Corporation plc (MONI) today provided interim results for the three and six months ended 30 September 2003.

Commenting on the results, Mike Parton, Chief Executive, said: "Our results for the period demonstrate the continuous progress we are making. We are continuing to deliver market-leading products and services to our customers and are maintaining a tight control of our cash and cost base.

Our markets are still difficult to predict beyond the current quarter. However I believe our optimism for the longer term looks increasingly justified."

John Devaney, Chairman, added: "The company completed its balance sheet restructuring, strengthened its Board further and made very strong operational progress during the first six months of the year. We are building strong foundations to support the business and our stakeholders' longer term success."

Important Notice

This news release should be read in conjunction with Marconi Corporation Group Non-Statutory Accounts and Operating and Financial Review for the three and six months ended 30 September 2003.

Marconi Corporation plc US GAAP accounts for the same periods will be filed with the SEC later today and made available on Marconi's website by midday (UK time).

Throughout the period of restructuring which has spanned the two financial years ended 31 March 2002 and 2003, the Group incurred significant exceptional items and recorded a significant impairment of goodwill. In order to present more clearly the underlying business in this Press Release and in the accompanying Operating and Financial Review, management also presents and focuses its commentary on adjusted gross margins, operating losses and cash flows after removing the impact of these material items.

Analyst Presentation and Conference Call

Management will host a presentation and conference call for analysts and investors at 4:00 p.m. (UK time) on Thursday 13 November 2003.

Analysts and investors wishing to register to attend the presentation should contact Marconi Investor Relations on +44 (0) 207 306 1735.

The conference call can be accessed on Marconi's web-site or by dialling +44 (0) 20 8996 3900 (in the UK), or +1 617 847 3007 (in the US) and quoting "Marconi Interim Results". A replay facility will be available for 14 days by dialling +44 (0) 1296 618 700, access code 365495 (in the UK) or +1 617 801 6888, access code 49665868 (in the US).

MARCONI CORPORATION GROUP NON-STATUTORY ACCOUNTS and OPERATING AND FINANCIAL REVIEW For the three and six months ended 30 September 2003

INTRODUCTION

This document is an interim report prepared under UK Generally Accepted Accounting Principles (GAAP).

References to pro forma balances are to reflect our financial position as at 31 March 2003 as adjusted for the estimated impact of the Scheme of Arrangement and financial restructuring that became effective on 19 May 2003. This information was previously disclosed in Note 1 to our financial statements for the year ended 31 March 2003.

CONTENTS
Section No      Section
           1    Overview
           2    Outlook
           3    Reporting Structure
           4    Accounting for the Financial Restructuring
           5    Board Appointments
           6    Results of Operations
                - Group Key Figures
                - Review of Continuing Operations
                - Other Financial Items
           7    Financial Condition - Balance Sheet
           8    Liquidity and Capital Resources
                - Net Cash / Debt
                - Cash Flow
           9    Risk Management
          10    Group Non-Statutory Financial Statements
                - Consolidated Profit and Loss Account
                - Consolidated Balance Sheet
                - Consolidated Cash Flow Statement
                - Reconcilation of Net Cash Flow to Movements
                in Net Monetary (Debt)/Funds
                - Consolidated Statement of Total Recognised
                Gains and Losses
                - Reconciliation of Movements in Equity
                Shareholders' Interests
          11    Notes to the Non-Statutory Accounts
          12    Independent Review Report

FORWARD-LOOKING STATEMENTS
This document contains certain statements that are not historical facts, including statements about Marconi's expectations and beliefs and statements with respect to its business plan and other objectives. Such statements are forward-looking statements. These statements typically contain words such as "intends", "expects", "anticipates", "estimates" and words of similar import. Undue reliance should not be placed on such statements, which are based on Marconi's current plans, estimates, projections and assumptions. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances which may occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to future revenues being lower than expected; increasing competitive pressures within the industry; general economic conditions or conditions affecting the relevant industries, both domestically and internationally, being less favourable than expected. Marconi has identified some important factors that may cause such differences in the Company's Form 20-F annual report for year ended 31 March 2003 and Form 6-K report for the quarter ended 30 June 2003 filed with the US Securities and Exchange Commission and Form 10-Q for the quarter ended 30 September 2003 to be filed with the US Securities and Exchange Commission on 13 November 2003. Marconi disclaims any obligation to publicly update or revise these forward-looking statements, whether to reflect new information or future events or circumstances or otherwise.

OVERVIEW

Marconi is a focused multi-regional provider of telecommunications equipment and services, which it supplies to major telecommunications network operators, government agencies and selected large enterprises world-wide.

Marconi Corporation plc is listed on the London Stock Exchange (ticker symbol:
MONI) and on NASDAQ (ticker symbol: MRCIY).

Conditions in our main markets remain challenging with customer spending on telecommunications equipment and services running at a considerably lower level than in the first half of the previous financial year. Nevertheless, pockets of increased demand in some areas during the second quarter enabled us to increase sales by 6 per cent to GBP389 million compared to the first quarter of the financial year (GBP367 million). This growth was driven in particular by increased sales across our three main US equipment businesses Broadband Routing and Switching (BBRS), Outside Plant and Power (OPP) and North American Access
(NAA) as well as increased demand for our fixed wireless access products in Germany (see Sales by Geographic Destination and Sales by Product Area on pages 10 - 19 below).

Order intake was also stronger in the second quarter, leading to a book to bill ratio above 1 for both the second quarter and the first half. This was driven partly by a high level of orders received for fixed wireless access products in Germany but mainly resulted from two major long-term service contracts booked in the Middle East and Germany during the second quarter, (see Book to Bill Ratio on page 19 below). We have recently announced a number of significant successes for our next generation products. These include a three-year frame contract with BT for the provision of our multi-service access node, the Access Hub, and a smaller order for this technology from Fastweb (Italy) to allow this operator to offer live broadcast services over ADSL. In addition, in North America, we were awarded follow-on orders for our newly launched BXR-48000 multi-service switch router from the US Federal Government and a major European financial institution.

Gross profit amounted to GBP191 million, or 25.3 per cent of sales, in the first half of the financial year compared to GBP153 million, or 15.0 per cent of sales in the first half of the previous financial year. Adjusted gross profit (gross margin before an exceptional operating credit of GBP6 million) amounted to GBP185 million, giving an adjusted gross margin of 24.5 per cent of sales for the first half of the financial year, compared to GBP177 million or 17.4 per cent of sales in the first half of the previous financial year. We recorded a marked improvement within the period from GBP83 million or 22.6 per cent of sales in the first quarter to GBP102 million or 26.2 per cent of sales in the second quarter. This was driven mainly by the increased level of higher-margin BBRS sales and cost savings achieved in our supply chain and manufacturing operations (see Gross Margin on page 20 below). Further cost savings achieved across all categories of adjusted operating expenditure enabled us to reduce our annualised adjusted operating cost run-rate (described on page 24 and before goodwill amortisation, exceptional items and share option costs) to GBP455 million by 30 September 2003 (see Operating Expenses on page 23 below).

Our operating loss from continuing operations improved to GBP149 million in the first half of the financial year from GBP485 million in the first half of the previous financial year. This improvement was driven by a decrease in exceptional items and further cost reductions improving the adjusted operating loss. Our adjusted operating loss (operating loss before goodwill amortisation, exceptional items and share option costs) amounted to GBP58 million in the first half of the financial year compared to GBP229 million in the first half of the previous year, with good progress made from an adjusted operating loss of GBP42 million in the first quarter to GBP16 million in the second quarter, (see Group Operating Loss (excluding Joint Ventures) on page 29 below). The GBP58 million adjusted operating loss in the first half comprised an adjusted operating profit of GBP27 million in the businesses which constitute our North American Ring Fence (NARF) and an adjusted operating loss of GBP85 million in our Non Ring-Fenced businesses (Non-NARF). Profitability in NARF is driven by a number of factors: i) the gross margin performance of our BBRS business, which is higher than our Group average. This business forms a key component of our next generation network offering and is central to our ongoing business plans; ii) the benefit of cost savings from operational restructuring initiatives undertaken across our US businesses, which have been completed more rapidly than the ongoing actions within our European businesses which are expected to produce further cost savings in Non-NARF during the second half of the financial year and iii) a lower operating cost base partly as a result of the inclusion of all central costs in Non-NARF (see Operating Profit/(Loss) NARF compared to Non-NARF on page 31 below).

We recorded our fourth consecutive quarter of positive operating cash flow (operating cash flow before exceptional items) at GBP33 million in the second quarter compared to GBP32 million in the first quarter, driven largely by reduced operating losses and further contribution from working capital improvements. This, and the receipt of disposal proceeds, were more than sufficient to cover our non-operating cash outflows during the second half, which related mainly to exceptional restructuring costs and interest payments, leading to a total cash inflow for the six months ended 30 September 2003 of GBP74 million before the impact of the financial restructuring, management of liquid resources, Junior Notes redemption and repayment of other financing. In total in the period, we paid GBP116 million to fund two partial redemptions of our Junior Notes. As a result of the cash flows described above and the Notes redemptions, our net cash position improved from GBP5 million at 30 June 2003 to GBP99 million at 30 September 2003 (see Liquidity and Capital Resources on page 37 below).

OUTLOOK

Sales

As previously disclosed in our Trading Update on 23 October 2003, we are beginning to see early signs of some of our major customers looking towards next generation network projects but at the same time maintaining a prudent stance to spending on current technologies and a continued tight control of capital expenditure budgets. As a result, we are maintaining our cautious view on potential volatility in market conditions.

Nevertheless, six weeks into the third quarter, we continue to benefit from improved market dynamics in Germany as a result of continued strong demand for fixed wireless access products amongst mobile operators and in our OPP and NAA businesses in North America as a result of increased spending from both wireless and wireline operators. Good progress in order intake since the beginning of the quarter has allowed us to reduce our order gap (which we define as the level of orders required to be booked and shipped before the end of the quarter to reach our targeted level of sales) such that we are now targeting a slight increase in sales in the third quarter compared to the GBP389 million sales recorded in the second quarter.

Operational Performance - Gross Margin

We continue to focus on reducing cost and generating cash.

In light of the strong improvement in gross margin (before exceptional items) realised during the three months ended 30 September 2003, we are now targeting to achieve a gross margin (before exceptional items) in the range of 27 to 29 per cent of sales by the end of March 2004 (an increase from our previously disclosed 27 per cent gross margin (before exceptional items) target exit run rate by the same date). Management use gross margins before exceptional items as a measure for the gross margin, as it eliminates one-off material items and is more representative of the underlying business.

Cost reduction plans already in place should allow us to make steady progress within this range during the second half of this financial year, before the impact of product mix.

We expect a large proportion of the margin improvement to result from:

i) the continued benefits of sourcing from lower cost locations and the renegotiation of improved business terms with key suppliers, particularly in respect of our revised manufacturing outsourcing agreement with Jabil, which became effective from 30 June 2003;

ii) further rationalisation of those supply chain and manufacturing operations, which we have retained in-house; and

iii) the benefits of re-designed and recently launched product lines, such as Next Generation SDH, as the proportion of sales of these new products increases during the second half of this financial year.

In any given period, product mix has a positive or negative impact on our gross margin performance. In the three months ended 30 September 2003, for example, approximately half of the sequential improvement from 22.6 per cent in the three months ended 30 June 2003 to 26.2 per cent adjusted gross margin (before exceptional items) was due to a more favourable product mix, which resulted mainly from the higher proportion of sales of higher margin BBRS equipment. Similarly, as previously disclosed, we expect gross margin performance during the three months ended 31 March 2004 to benefit from the scheduled sale of high margin wireless software licences to one of our large US customers.

Operational Performance - Operating Costs

We are maintaining our previously disclosed target to reduce our operating costs (excluding the impact of share option costs - see below) to an annualised run-rate below GBP425 million by the end of March 2004. See page 24 for details. Our target annualised operating cost run-rate (as described on page 24) relates to our Network Equipment and Network Services businesses and includes the impact of central costs. Management use operating loss before exceptional items as a measure for the operating loss, as it eliminates one-off material items and is more representative of the underlying business.

We have plans in place to achieve the further annualised cost savings of at least GBP30 million in the second half of this financial year. These actions include: i) the completion of planned headcount reductions in Europe which have now been agreed with the necessary authorities and have been announced to the workforce; ii) the benefit from the previously announced closure of our headquarters for the CALA region previously based in Florida (US) with all corporate functions for the CALA region being managed from our Italian operations; and iii) our drive for further efficiency gains in research and development.

As previously announced, we expect total headcount to reduce to around 13,000 employees at the end of March 2004 from approximately 14,100 at 30 September 2003. This includes the impact of the transfer of approximately 340 employees to Elcoteq as a result of our previously announced outsourcing agreement in the field of fixed wireless access products in Germany which took effect in November 2003.

We expect to incur a total GBP55 million charge (excluding the cost of payroll taxes) in relation to our nil cost share option plan once all options have been granted. The total charge for share options, which were announced at the time of the restructuring, and granted up to 30 September 2003 is GBP49 million. This is a non-cash item and will be charged to the profit and loss account over the life of the plan through to the financial year ending 31 March 2007. Assuming all performance triggers are met by the earliest vesting dates, we estimate that the cost incurred will be spread as GBP25 million during the financial year 2004, of which GBP8 million has been incurred in the six months ended 30 September 2003, GBP20 million during the financial year 2005, GBP8 million during the financial year 2006 and GBP2 million during the financial year 2007. The GBP8 million incurred in the six months to 30 September 2003 is recorded in the balance sheet as shares to be issued.

Operational Performance - Cash

We continue to maximise cash generation in order to pay down our Junior Notes as soon as possible, thereby reducing the associated interest charges.

During the six months ended 30 September 2003, we generated GBP65 million cash from operations before exceptional cash costs, which was mainly achieved through improvements in working capital. During the second half of the financial year, we aim to generate positive operating cash flow. We believe that there is scope for some further cash generation from ongoing working capital improvements but expect a lower contribution than in the six months ended 30 September 2003 as our business stabilises. We expect future operating cash performance (before exceptional cash costs) will be driven mainly by improvements in overall operating performance.

During the six months ended 30 September 2003, we generated GBP74 million total cash (before the impact of payments required under the financial restructuring and before the repayment of debt, including the partial redemption of Junior Notes). This was mainly the result of the proceeds from the disposal of assets and investments (GBP163 million), which more than offset interest payments and exceptional cash outflows predominantly associated with the operational restructuring of the business. We will use operating cash flow and our existing cash resources to fund interest payments (which following the third partial redemption of our Junior Notes on 17 October 2003 amount to approximately GBP13 million per quarter for Senior and Junior Notes) and cash costs associated with our ongoing operational restructuring. As previously disclosed, we expect cash outflows of approximately GBP100 million during this financial year to complete our ongoing operational restructuring, of which approximately GBP41 million was spent during the six months ended 30 September 2003.

Although the Group has accumulated significant tax losses in recent years, these may not be available to cover earlier years that are open for, or under, tax audit. In addition, as previously disclosed and as a result of the financial restructuring, we have forfeited all loss carry forwards accumulated in the US prior to May 2003 and our use of loss carry forwards in certain other jurisdictions (e.g. Germany and the UK) may also be restricted. We will, therefore, be subject to ongoing tax cash costs, where losses are unavailable. We estimate that tax cash costs incurred in the normal course of business could be in the order of GBP10 million for each of the financial years ending 31 March 2004 and 2005. Any amounts which become payable as the result of settlement of tax disputes relating to prior periods would be in addition to this amount.

REPORTING STRUCTURE

Segments

We have now completed the planned implementation of our previously disclosed new reporting structure, segmenting our business along geographic lines.

During the current year to March 2004, our financial reporting will reflect both our previous and new reporting structures as we are unable to provide comparative information for our new segments. Our previous structure split the business into three segments: Network Equipment, Network Services and Other (including analysis of central costs). Our new structure separates the group of businesses we refer to as our North American Ring Fence (NARF) from the rest of the Group, which, for reporting purposes, we refer to as our Non Ring Fenced businesses (Non-NARF).

NARF mainly comprises the equipment and services activities of three US-based businesses: Broadband Routing and Switching (BBRS), Outside Plant & Power (OPP) and North American Access (NAA) (irrespective of the country of destination of these sales).

Non-NARF mainly comprises our European and Rest of the World based businesses:
Optical Networks, Access Networks, Other Network Equipment and Network Services and includes central costs.

In certain specific cases prior to the completion of our financial restructuring and the implementation of the North American Ring Fence, we entered into contracts with customers for the supply of equipment or services, which now form part of our Non Ring-Fenced business but did this through legal entities, which now form part of NARF (or vice versa). In our analysis of sales by product area on page 14, we show these sales in the product or service area from which the sale originated rather than through the legal entity which invoiced the final customer, and provide a detailed footnote to reconcile the product area sub-totals to the NARF and Non-NARF sales as they are recorded in the NARF and Non-NARF consolidated financial statements (see pages 68 to 80). During the first half of the financial year, sales of NARF products direct to customers and through Non-NARF entities totalled GBP256 million and sales of products or services from Non-NARF businesses sold through NARF legal entities totalled approximately GBP4 million bringing total NARF sales to GBP260 million for the six months ended 30 September 2003.

During the current financial year, we will provide comparative data for the corresponding period of the previous financial year relating to our former structure. As the ring-fence mechanism was only established during the first half of the current financial year, with the exception of sales, we do not have meaningful comparative data and will therefore not disclose NARF and Non-NARF financials for the corresponding period of the financial year ended 31 March 2003.

In accordance with the terms of our Notes, we will continue to provide the additional disclosures in respect of the sales, gross profit, operating profit/
(loss), capital employed and operating cash flow of the businesses that make up our NARF segment until we have completed the full pay down of the Junior Notes.

Discontinued Operations

None of our activities were classified as discontinued operations in the three or six months ended 30 September 2003. In the three months ended 30 September 2002, discontinued operations comprised our Italian-based Strategic Communications subsidiary, the disposal of which was completed in August 2002. Discontinued operations accounted for GBP28 million of Group sales, GBP6 million of Group gross profit and GBP6 million of operating expenses before exceptional costs of GBPnil, leading to an operating loss before exceptional items of GBPnil in the three months ended 30 September 2002.

In the six months ended 30 September 2002, discontinued operations accounted for GBP87 million of our sales, GBP24 million of our gross profit and GBP29 million of operating expenses before exceptional costs of GBP1 million, leading to an operating loss before exceptional items of GBP5 million in the six months ended 30 September 2002.

ACCOUNTING FOR THE FINANCIAL RESTRUCTURING

On 19 May 2003, the restructuring of the Group was completed and the Schemes of Arrangement for Marconi Corporation plc (the Company) and Marconi plc (now known as M (2003) plc) became effective.

The Company Scheme of Arrangement cancelled specific borrowings and creditors amounting to GBP4,816 million, comprising bank loans (GBP2.1 billion), bonds held externally and by Ancrane Ltd, a subsidiary of Marconi plc (GBP2.5 billion), accrued interest (GBP113 million) and other creditors (GBP13 million). In consideration for the cancelled claims, we paid GBP340 million of cash, issued new loan notes of GBP756 million and issued 1 billion of new shares with a nominal value of 5 pence per share or GBP50 million in total. Share premium of GBP3,670 million arose on the issue of the new shares representing the difference between the balances schemed and the consideration.

In addition to the cancellation of these balances, a credit of GBP2 million has been recorded in the profit and loss account, comprising capitalised net losses on interest rate swaps hedging the debt previously unwound in prior periods and now written off (GBP46 million) (see Notes to the Non-Statutory Accounts; note 6, page 58), a balance waived by a subsidiary of Marconi plc in favour of Marconi Corporation plc (GBP25 million) (see note 4e, page 56), the release of certain tax provisions no longer required (GBP20 million) (see note 7, page 58) and accrued interest now not payable (GBP3 million) (see note 5, page 57).

In addition, a foreign exchange gain of GBP8 million arose between the year-end and the date on which the balances were schemed.

On 19 May 2003, the ESOP derivative banks settlement became effective and GBP35 million was paid to the ESOP derivative banks (see note 4f, page 57).

On 21 May 2003, a capital reduction occurred which reduced share premium to GBPnil and credited other reserves (see note 15, page 62).

As a consequence of the restructuring and following the loss in the two quarters and actuarial gains, as at 30 September 2003, we had net assets (including goodwill) of GBP323 million and net cash funds of GBP99 million.

BOARD APPOINTMENTS
On 24 July 2003, we announced the appointment of Pavi Binning as Chief Financial Officer. He has taken up the role and joined the Board of Marconi Corporation plc on his departure from Diageo Plc, on 20 October 2003. At the same time, Chris Holden, previously Interim Chief Financial Officer, stepped down from the Board and took up the position of Group Financial Controller on a permanent basis. Pavi Binning is expected to be granted one million options (following the one for five share consolidation on 9 September 2003) under the Marconi Corporation nil cost share option plan.

On 19 August 2003, we announced the appointment of Douglas McWilliams, founder and Chief Executive of the Centre for Economics and Business Research, as a non-executive Board director. The appointment became effective after our Annual General Meeting on 8 September 2003.

RESULTS OF OPERATIONS
Group Key Figures
The tables below set forth the key figures relating to our operating performance for the three and six months ended 30 September 2003.

Continuing             Three   months        ended             Six    months       ended
                         30   September       2003              30  September       2003
GBP million              Pre-                                   Pre-
                exceptional    Exceptional             exceptional    Exceptional
                      items          items    Total          items          items    Total

Sales                   389              -      389            756              -      756
                      =====          =====    =====          =====          =====    =====
Gross Margin            102              1      103            185              6      191
                      =====          =====    =====          =====          =====    =====
Adjusted                (16)           (14)     (30)           (58)           (33)     (91)
operating
loss
Goodwill                (24)             -      (24)           (49)             -      (49)
amortisation
Share option             (8)             -       (8)            (9)             -       (9)
costs
                      -----          -----    -----          -----          -----    -----
Group                   (48)           (14)     (62)          (116)           (33)    (149)
operating
loss
                      =====          =====    =====          =====          =====    =====

Continuing           Three       months     ended            Six      months       ended
                       30     September      2002             30     September      2002
GBP million            Pre-                                   Pre-
              exceptional    Exceptional             exceptional    Exceptional
                    items          items    Total          items          items    Total
Continuing            486           -         486          1,019              -    1,019
Discontinued           28           -          28             87              -       87
                    -----       -----       -----          -----          -----    -----
Sales                 514           -         514          1,106              -    1,106
                    =====       =====       =====          =====          =====    =====
Continuing             80          (8)         72            177            (24)     153
Discontinued            6           -           6             24              -       24
                    -----       -----       -----          -----          -----    -----
Gross Margin           86          (8)         78            201            (24)     177
                    =====       =====       =====          =====          =====    =====
Continuing           (102)       (121)       (223)          (229)          (205)    (434)
Discontinued            -           -           -             (2)            (1)      (3)
                    -----       -----       -----          -----          -----    -----
Operating loss       (102)       (121)       (223)          (231)          (206)    (437)
pre goodwill
amortisation
Goodwill              (23)          -         (23)           (54)             -      (54)
amortisation
                    -----       -----       -----          -----          -----    -----
Group operating      (125)       (121)       (246)          (285)          (206)    (491)
loss
                    =====       =====       =====          =====          =====    =====
Continuing           (125)       (121)       (246)          (280)          (205)    (485)
Discontinued            -           -           -             (5)            (1)      (6)
                    -----       -----       -----          -----          -----    -----
Group operating      (125)       (121)       (246)          (285)          (206)    (491)
loss
                    =====       =====       =====          =====          =====    =====

Review of Continuing Operations
Sales - Analysis by Geographic Destination

 GBP million and Per Cent of
Total Continuing        Three months ended                Six months ended
Operations                30 September                    30 September
                         2003                2002               2003              2002
                GBP m        %      GBP m       %      GBP m       %     GBP m       %
United           89        22.9      128     26.3      200      26.4      261     25.6
Kingdom
Italy            40        10.3       33      6.8       74       9.8       85      8.3
Germany          41        10.5       33      6.8       77      10.2       71      7.0
Other EMEA       53        13.6       95     19.5       92      12.2      170     16.7
              -----       -----    -----    -----    -----     -----    -----    -----
EMEA            223        57.3      289     59.4      443      58.6      587     57.6
NA              131        33.7      142     29.2      242      32.0      303     29.7
CALA             12         3.1       10      2.1       21       2.8       35      3.4
APAC             23         5.9       45      9.3       50       6.6       94      9.3
              -----       -----    -----    -----    -----     -----    -----    -----
Total           389       100.0      486    100.0      756     100.0    1,019    100.0
Continuing
Operations
               ====        ====     ====     ====     ====      ====     ====     ====

Capital expenditure by our main incumbent telecommunications customers continued to run at a considerably lower rate than in the previous financial year and spending by second tier operators has significantly reduced, leading to sales declines across most major geographic regions in both the three months and six months ended 30 September 2003 compared to the corresponding periods ended 30 September 2002.

The net impact of foreign exchange rate movements on our sales in the three months ended 30 September 2003 was to increase sales by approximately GBP7 million from the rates used for the three months ended 30 September 2002.

Three months ended 30 September 2003 compared with three months ended 30 September 2002.

Sales from continuing operations of GBP389 million in the three months ended 30 September 2003 decreased by GBP97 million or 20 per cent compared to GBP486 million in the three months ended 30 September 2002.

Of the overall reduction in sales during the period, 68 per cent occurred in the Europe, Middle East and Africa region (EMEA), which at GBP223 million accounted for approximately 57 per cent of sales in the three months ended 30 September 2003 compared to GBP289 million or 59 per cent of sales from continuing operations in the three months ended 30 September 2002.

The GBP66 million or 23 per cent decrease in sales in EMEA was largely driven by a reduced level of sales in the UK and the Middle East, which was partially offset by increased sales in Italy and Germany.

Sales in the UK amounted to GBP89 million in the three months ended 30 September 2003, a decrease of GBP39 million or 30 per cent compared to GBP128 million in the three months ended 30 September 2002. Of this GBP39 million decrease, GBP16 million related to reduced sales to BT as our largest customer has focused its reduced capital expenditure on the accelerated deployment of its broadband access network and supporting technologies resulting in greater reductions in spend in other areas, particularly Optical Networks. We were not a supplier of broadband access equipment as part of BT's initial deployment but we expect to benefit in the future from our three-year frame contract for the supply of our next generation multi-service access node, the Access Hub. Conformance testing of our Access Hub into BT's network is progressing well and we expect to initiate shipments under our frame contract early in calendar year 2004. The balance of the reduction in sales in the UK resulted from a general decline in demand from second tier operators who, despite showing initial signs of increased interest in our equipment and services, have not yet re-launched any major capital expenditure programmes since emerging from their financial restructuring processes. Sales of Network Services in the UK remained relatively stable during the period.

In Italy, sales increased by GBP7 million or 21 per cent to GBP40 million compared to GBP33 million in the three months ended 30 September 2002. Sales to Telecom Italia (TI) were up slightly during the period as a result of increased shipments of our Access Hub into TI's broadband access network and increased deliveries of our next generation optical products, in particular the MSH64c and MSH2K optical core switches to Vodafone (previously known as Omnitel in Italy). In Germany, sales increased GBP8 million or 24 per cent to GBP41 million compared to GBP33 million in the three months ended 30 September 2002 as a result of strong demand from wireless operators such as O2, E-Plus and Vodafone, as these customers began to roll out 3G mobile networks in order to reach the 25 per cent mobile coverage threshold prior to the 31 December 2003 deadline set by the national regulator.

Sales in other countries in the EMEA region of GBP53 million decreased GBP42 million or 44 per cent compared to GBP95 million in the three months ended 30 September 2002. Over half of this decline occurred in the Middle East as a result of the completion of a key phase of a long-term service contract in Saudi Arabia in the three month period ended 31 December 2002 and a reduced level of sales of wireless consultancy services. The recent conflict in Iraq has also caused a general slowdown in customer spend and delays to projects in the region in recent months. GBP4 million of the decrease in sales arose as a result of the disposal of our South African legacy operations completed in December 2002. The balance related mainly to the significant reduction in the level of sales through indirect channel partners such as Ericsson and Nokia, as well as further reductions in capital expenditure by other European second tier operators.

Sales in North America accounted for GBP131 million or 34 per cent of sales from continuing operations. The GBP11 million or 8 per cent reduction compared to GBP142 million in the three months ended 30 September 2002 related mainly to the disposal of our US-based SMS subsidiary, which was completed in December 2002. A reduction in sales of wireless software and services in North America was offset by an increase in total sales of BBRS, OPP and NAA equipment and services in North America as a result of increased spending by key customers in the region (see Sales by Product Area on page 14 below).

Sales in Central and Latin America (CALA) increased by GBP2 million or 20 per cent to GBP12 million in the three months ended 30 September 2003 compared to GBP10 million in the three months ended 30 September 2002. Customer spending in the region remains at very low levels as a result of the general downturn in economic conditions and current demand is coming from the wireless rather than fixed wireline operators and is focused mainly on optical networks and outside plant and power equipment.

In Asia Pacific (APAC), sales of GBP23 million in the three months ended 30 September 2003 decreased by GBP22 million or 49 per cent compared to GBP45 million in the three months ended 30 September 2002. Part of this decline was due to our exit from legacy operations in the region during the previous financial year, this totalled approximately GBP8 million. In the ongoing businesses, the market environment in China has become increasingly challenging over the year due to significant pricing pressure across all product areas. Sales of optical network equipment to China Railcom and China Unicom reduced significantly during the three months ended 30 September 2003 and we are adopting a cautious approach when bidding for new business in the territory.
Sales in Australia were also lower than in the previous year when we were supplying optical network equipment to second tier operator, IP1, which has since gone into receivership. This has also caused a slowdown in capital expenditure by the main incumbent operator, Telstra pending the outcome of its now successful bid to purchase the assets of IP1 from the receiver.

Six months ended 30 September 2003 compared with six months ended 30 September 2002

In the six months ended 30 September 2003, sales from continuing operations decreased GBP263 million or 26 per cent as compared to GBP1,019 million in the six months ended 30 September 2002.

The trends in the geographic regions were broadly similar to those described above in respect of the comparison for the three months ended 30 September 2002 and 2003, with EMEA accounting for over half of the reduction in sales between periods.

Within EMEA, reduced sales in the UK, Middle East and Italy were partially offset by growth in Germany. In the UK, sales of GBP200 million were down GBP61 million or 23 per cent as compared with GBP261 million in the six months ended 30 September 2002, mainly as a result of a reduction in sales of optical networking equipment to BT and the impact of the sale of an intelligent network software upgrade in our Access Networks business in the six months ended 30 September 2002, which was not repeated in the first six months of the current financial year. In Italy, sales decreased by GBP11 million or 13 per cent to GBP74 million as compared with GBP85 million in the six months ended 30 September 2002, a result of phasing of network build projects with Vodafone and Wind. In the six months ended 30 September 2002, we were supplying network equipment to Vodafone and Wind in order to build new optical networks, while in the six months ended 30 September 2003, our sales were focused on infill and activities to increase the efficiency of this existing infrastructure, which are typically not of the same magnitude as initial network builds. In Germany, sales of GBP77 million increased GBP6 million or 8 per cent as compared to GBP71 million in the six months ended 30 September 2002 as a result of the increased demand for fixed wireless access equipment in the three months ended 30 September 2003 described above. Sales in other countries of the EMEA region were GBP92 million, down GBP78 million or 46 per cent compared to the six months ended 30 September 2002. As described above, the main factor behind this sales decline was the reduced level of sales of Network Services in the Middle East.

Sales in North America amounted to GBP242 million, a reduction of GBP61 million or 20 per cent compared to GBP303 million in the six months ended 30 September 2002. We recorded growth in sales of North American Access equipment in the period as a result of the acceleration of ADSL rollouts, particularly at BellSouth and growth in sales of BBRS equipment to the US Federal Government. This was more than offset, however, by a reduction in sales of BBRS services due to the completion of a significant airport services contract in the previous year and a reduction in sales of OPP equipment and services resulting from a general contraction in capital expenditure amongst US service providers.

In CALA sales of GBP21 million decreased by GBP14 million or 40 per cent from GBP35 million in the six months ended 30 September 2002 primarily as a result of the very low level of sales recorded in the three months ended 30 June 2003 as political, regulatory and economic issues led network operators to restrict capital expenditure.

In APAC, sales of GBP50 million, decreased by GBP44 million or 47 per cent from GBP94 million in the six months ended 30 September 2002. Major factors contributing to this trend include i) our exit from legacy operations in the region described above, ii) increased pricing pressure in China described above as well as the limited mobility in the region during the three months ended 30 June 2003 caused by the SARS virus; and iii) reduced sales in Malaysia as a result of the expiry of a frame contract for optical networking equipment during the period, which has since been renewed. Trading conditions also remain difficult for BBRS in APAC. In particular, the large installed Service Provider and Enterprise customer base in Japan has seen little new deployments or upgrades of BBRS equipment during the six months ended 30 September 2003.

Key Customers
We serve a strong customer base of predominantly incumbent operators and government agencies. The ten largest customers during the three months ended 30 September 2003 were (in alphabetical order): AT&T, BellSouth, BT, Metro City Carriers (Germany), Sprint, Telecom Italia, US Federal Government, Verizon, Vodafone and Wind. In aggregate, these customers accounted for 52 per cent of sales from continuing operations, a similar level compared with the ten largest customers in the three months ended 30 September 2002 which accounted for 51 per cent of sales from continuing operations.

In EMEA, the five largest customers in the three months ended 30 September 2003 were BT, Metro City Carriers (Germany), Telecom Italia, Vodafone and Wind, which in aggregate accounted for 54 per cent of sales in the region compared with 55 per cent for the five largest customers in EMEA in the three months ended 30 September 2002.

In North America, the five largest customers in the three months ended 30 September 2003 were AT&T, BellSouth, Sprint, US Federal Government and Verizon, which in aggregate, accounted for 63 per cent of sales in the region compared with 47 per cent for the five largest customers in North America in the three months ended 30 September 2002. The increased customer concentration in this region during the period has resulted from increased spending by these major customers and by the continued decline in sales to our North American enterprise customer base for BBRS equipment and services as a result of our strategy to focus our commercial and technical resources on the service provider and federal markets.

For the six months ended 30 September 2003, the UK Government was one of our ten largest customers, replacing Wind in the list provided for the three-month period above. Sales through the UK Government declined during the three months ended 30 September 2003 as a result of the reduced level of service activity in the Middle East (described above) where we operate under contracts in conjunction with the UK Ministry of Defence.

BT remains our largest customer and accounted for 19 per cent of sales from continuing operations in the three months ended 30 September 2003 and in the three months ended 30 September 2002. In the six months ended 30 September 2003, BT accounted for 20 per cent of sales from continuing operations compared to 17 per cent in the six months ended 30 September 2002. The reduction in absolute spend of GBP22 million or 13 per cent has resulted mainly from the change in focus of BT's reduced capital expenditure towards broadband access rather than optical equipment described above, as well as the completion of a network build project for BT Ignite (the Netherlands) during the previous financial year and a software sale in the six months ended 30 September 2002 not repeated in the first half of the current financial year.

Sales - Analysis by Product Area

                                                 Three             Six
                                                months          months
                                                 ended           ended
                                                    30              30
GBP million                                    September       September
                                          2003    2002    2003    2002
Optical Networks                            80     108     165     242
Access Networks                             48      69      92     128
Other Network Equipment                     16      15      28      29
                                         -----   -----   -----   -----
Europe/RoW Network Equipment               144     192     285     399

IC&M                                        47      51      90     100
VAS                                         61     105     125     203
                                         -----   -----   -----   -----
Europe/RoW Network Services                108     156     215     303
                                         -----   -----   -----   -----
TOTAL - Europe/RoW businesses              252     348     500     702
                                         =====   =====   =====   =====

BBRS Equipment                              38      35      66      73
OPP Equipment                               39      34      74      80
NAA Equipment                               30      23      55      48
                                         -----   -----   -----   -----
US Network Equipment                       107      92     195     201

BBRS Services                               15      24      30      43
OPP Services                                15      18      31      46
                                         -----   -----   -----   -----
US Network Services                         30      42      61      89
                                         -----   -----   -----   -----
TOTAL - US businesses (1)                  137     134     256     290
                                         =====   =====   =====   =====

Network Equipment                          251     284     480     600
Network Services                           138     198     276     392
                                         -----   -----   -----   -----
Total - Network Equipment and Network      389     482     756     992
Services
Other                                        -       4       -      27
                                         -----   -----   -----   -----
Total Continuing operations                389     486     756   1,019
Discontinued operations                      -      28       -      87
                                         -----   -----   -----   -----
Group                                      389     514     756   1,106
                                         =====   =====   =====   =====

NARF                                       139             260
Non-NARF                                   250             496
                                         -----           -----
Group                                      389             756
                                         =====           =====

(1) NARF sales for the three months ended 30 September 2003 were GBP139 million and include sales of NARF products of GBP137 million and sales of Non-NARF products invoiced through NARF legal entities of GBP2 million.

NARF sales for the six months ended 30 September 2003 were GBP260 million and include sales of NARF products of GBP256 million and sales of Non-NARF products invoiced through NARF legal entities of GBP4 million.

Three months ended 30 September 2003 compared with three months ended 30 September 2002

OVERVIEW

Sales decreased in both Network Equipment and Network Services (hereafter "total Network sales") in the three months ended 30 September 2003 with the most marked declines in European/RoW Network Equipment and Value-Added Services partially offset by 16 per cent growth in sales of US Network Equipment.

Network Equipment and Network Services

Sales of Network Equipment at GBP251 million accounted for 65 per cent of total Network sales in the three months ended 30 September 2003, a decrease of GBP33 million or 12 per cent compared to GBP284 million or 59 per cent of total Network sales in the three months ended 30 September 2002.

Sales of Network Services amounted to GBP138 million and represented the balance of 35 per cent of total Network sales in the three months ended 30 September 2003, down by GBP60 million or 30 per cent compared to GBP198 million or 41 per cent of total Network sales in the three months ended 30 September 2002.

Other sales of GBP4 million in the corresponding period of the previous year related mainly to sales from Tetra prior to its disposal.

Europe/RoW Business (65 per cent of Q2 total Network sales)

Our businesses in Europe/RoW generated sales of GBP252 million, a reduction of GBP96 million or 28 per cent from GBP348 million in the three months ended 30 September 2002.

The reduction was spread evenly between Network Equipment, which accounted for 57 per cent of Europe/RoW sales in the three months ended 30 September 2003 compared to 55 per cent for the three months ended 30 September 2002 and Network Services, which accounted for 43 per cent of sales compared to 45 per cent in the three months ended 30 September 2002.

Optical Networks (21 per cent of Q2 total Network sales)

Sales of Optical Networks decreased by GBP28 million or 26 per cent to GBP80 million compared to GBP108 million in the three months ended 30 September 2002.

There has been a significant reduction in capital expenditure on optical networking equipment since the corresponding period of the previous year as operators have increasingly focused their capital spend away from this area of their networks and onto broadband access deployments, with the reduced spend in optical focused on activities to maintain existing infrastructure rather than on new network build projects. We expect this trend to continue in the medium-term.

From a geographic perspective, the decline in sales occurred primarily in EMEA as well as in APAC while sales in CALA remained relatively stable albeit at a low level. In EMEA, which accounted for approximately 75 per cent of Optical Network sales in the three months ended 30 September 2003, the reduced level of sales to BT discussed above was partially offset by increased sales to Vodafone in Italy and particularly impacted sales of our SDH equipment, which in total accounted for over 80 per cent of Optical Network sales in the period. We also experienced a modest drop in sales of DWDM equipment as a result of decreased demand for this technology across the industry.

Access Networks (12 per cent of Q2 total Network sales)

Access sales were down by GBP21 million or 30 per cent to GBP48 million in the three months ended 30 September 2003 as compared with GBP69 million in the three months ended 30 September 2002. Increased sales of our Access Hub were more than offset by declines across all other product lines.

Fixed Wireless Access accounted for approximately 38 per cent of Access Network sales in the three months ended 30 September 2003, an increase from 30 per cent for the three months ended 30 June 2003 as a direct result of increased demand for these products from wireless operators in Germany. Sales of these products were lower than in the first three months of the previous financial year as a result of a decline in other sales in central European markets.

Sales of our Access Hub accounted for approximately 20 per cent of Access Network sales in the three months ended 30 September 2003, double the level of sales in the three months ended 30 September 2002. This was a result of increased sales to Italian customers, Telecom Italia and Wind.

Voice Systems and other legacy narrowband access products accounted for 25 per cent and 17 per cent of Access Network sales respectively in the three months ended 30 September 2003. Sales of these product lines fell as a result of an intelligent network software upgrade carried out in the UK in the three months ended 30 September 2002 as well as generally weaker market demand for narrowband products amongst our major customers.

94 per cent of Access Network sales were generated in EMEA in the three months ended 30 September 2003 with CALA and APAC accounting for the remaining 4 per cent and 2 per cent respectively.

Other Network Equipment (4 per cent of Q2 total Network sales)

Other Network Equipment mainly comprised sales of our Interactive Systems, Payphones and Internet terminals activity. The GBP1 million or 7 per cent increase in sales to GBP16 million resulted mainly from shipments of multi-media terminals to Telefonica (Spain) and payphones to customers in APAC.

Installation, Commissioning and Maintenance (IC&M) (12 per cent of Q2 total Network sales)

IC&M activities mainly comprise the initial installation, commissioning and longer-term support services element of sales of our Optical Networks and Access Networks equipment.

IC&M sales in the three months ended 30 September 2003 decreased by GBP4 million or 8 per cent to GBP47 million compared to GBP51 million in the three months ended 30 September 2002. This was due to the reduction in volumes of Network Equipment deliveries, partially offset by a stable level of sales under ongoing support contracts.

During the three months ended 30 September 2003, EMEA accounted for 96 per cent of IC&M sales, with the balance mainly in APAC.

Value Added Services (VAS) (16 per cent of Q2 total Network sales)

VAS comprises three main activities: i) the provision of integrated network solutions and services to non-telecom customers, mainly in the UK and Germany (Integrated Systems), ii) long-term service contracts in the Middle East, and
iii) wireless software and services.

VAS sales of GBP61 million in the three months ended 30 September 2003, decreased by GBP44 million or 42 per cent compared to GBP105 million in the three months ended 30 September 2002.

As previously disclosed in the three months ended 30 June 2003, there were three main factors behind this substantial decline in sales:

i.) the completion in the year ended 31 March 2003 of a key phase of a long-term service contract in Saudi Arabia and a general slowdown in customer spending across the Middle East following the recent conflict in the region;
ii.) a reduction in the level of sales of wireless software and services due to continued weak market conditions, particularly in the US; and iii.) the disposal of our SMS subsidiary completed in December 2002, which generated sales of GBP10 million in the three months ended 30 September 2002. EMEA accounted for 90 per cent of VAS sales in the three months ended 30 September 2003, North America for 8 per cent and CALA for 2 per cent.

US Businesses (35 per cent of Q2 total Network sales)

Our US businesses generated sales of GBP137 million, an increase of GBP3 million or 2 per cent from GBP134 million in the three months ended 30 September 2002. Network Equipment grew by 16 per cent and accounted for 78 per cent of total US business sales in the three months ended 30 September 2003 as compared with 69 per cent in the three months ended 30 September 2002. This was partially offset by an 29 per cent reduction in Network Services, which accounted for the balance of the US business sales of 22 per cent as compared with 31 per cent in the three months ended 30 September 2002.

Broadband Routing and Switching (BBRS) (14 per cent of Q2 total Network sales) BBRS recorded total sales of GBP53 million in the three months ended 30 September 2003, down by GBP6 million or 10 per cent compared to GBP59 million in the three months ended 30 September 2002. The 9 per cent growth in sales of BBRS equipment, which amounted to GBP38 million compared to GBP35 million in the three months ended 30 September 2002, was more than offset by a 38 per cent decline in service sales to GBP15 million compared to GBP24 million in the three months ended 30 September 2002.

The increase in equipment sales was mainly due to a significantly higher level of sales to BBRS' largest customer, the US Federal Government, which was partially offset by reduced sales to North American enterprise customers in line with our strategy to focus technical and commercial resources on the service provider and government sectors. In addition, we experienced reduced sales in APAC and in particular Japan where trading conditions remain difficult. The lower level of service sales was mainly due to a combination of declining support sales from enterprise customers and the completion of a significant commercial airport project in the year ended 31 March 2003.

In the three months ended 30 September 2003 North America accounted for 87 per cent of BBRS equipment sales, with EMEA at 11 per cent and APAC at 2 per cent.

Outside Plant and Power (OPP) (14 per cent of Q2 total Network sales)

Total OPP sales of GBP54 million in the three months ended 30 September 2003, increased by GBP2 million or 4 per cent compared to GBP52 million in the three months ended 30 September 2002. Growth in sales of OPP equipment, which accounted for GBP39 million of the total as compared with GBP34 million in the three months ended 30 September 2002, was offset by a decline in sales of OPP services, which accounted for GBP15 million compared to GBP18 million in the three months ended 30 September 2002.

In the three months ended 30 September 2003, 92 per cent of OPP equipment sales were generated in North America and 8 per cent in CALA.

We have been successful in securing a number of new wins for outside plant and power systems, primarily resulting from increased demand by North American wireless operators. The reduction in sales of OPP services mainly resulted from reduced spending on central office services by US regional customers.

We are currently managing our OPP business for value and ultimately for disposal. We expect to use the net cash proceeds from this disposal to pay down our loan notes.

North American Access (NAA) (8 per cent of Q2 total Network sales)

NAA sales of GBP30 million in the three months ended 30 September 2003, increased by GBP7 million or 30 per cent compared to GBP23 million in the three months ended 30 September 2002. This increase was primarily a result of the acceleration of ADSL rollouts and upgrade programmes (particularly at BellSouth). All NAA sales are generated in the North American market.

We are currently managing our NAA business for value and ultimately for disposal. We expect to use the net cash proceeds from its disposal to pay down our loan notes.

Six months ended 30 September 2003 compared with six months ended 30 September 2002

With the exception of NAA, sales were down across all major product and service areas in both our Europe/RoW and US businesses in the six months ended 30 September 2003 compared to the six months ended 30 September 2002. The most marked declines occurred in the first three months of the financial year. Network Equipment sales of GBP480 million or 63 per cent of total Network sales, decreased by GBP120 million or 20 per cent compared with the GBP600 million or 60 per cent of sales from continuing operations in the six months ended 30 September 2002.

Network Services accounted for the remaining GBP276 million or 37 per cent of sales in the six months ended 30 September 2003 as compared with GBP392 million or 40 per cent of sales in the same period last year.

Optical Network sales of GBP165 million decreased by GBP77 million or 32 per cent from GBP242 million. This reduction was due to the general decline in demand for optical equipment described above as well as the shift in our customers' investment from optical transmission networks towards broadband access rollouts. Also, in the first six months of the previous financial year, we completed a number of new ON build projects, especially in Italy for Wind and Vodafone, which have not been repeated this year.

Access Network sales of GBP92 million decreased by GBP36 million or 28 per cent as compared with GBP128 million in the six months ended 30 September 2002. In the three months ended 30 June 2003, we experienced a sharp decline in sales of access products in the German market, which improved with increased demand for fixed wireless access products from wireless operators in the three months ended 30 September 2003. Sales of these products were lower than in the previous financial year as a result of a decline in sales in other central European markets.

Sales of Other Network Equipment for the six months ended 30 September 2003 were GBP28 million down by GBP1 million or 3 per cent on the six months ended 30 September 2002. This was mainly due to the disposal of the Group's South African legacy operations, which more than offset increased sales of payphones in the six months ended 30 September 2003.

Sales of Network Services in Europe/RoW declined by GBP88 million or 29 per cent to GBP215 million as compared with the six months ended 30 September 2003. Most of the reduction occurred in Value-Added Services where sales decreased from GBP203 million to GBP125 million as a result of significantly reduced sales in the Middle East, a reduction in the level of sales of wireless software and services, particularly in the US and the disposal of our SMS subsidiary. All of these trends are described in more detail above. The GBP10 million decrease in sales of IC&M resulted from the lower level of sales in our Optical Networks and Access Networks activities.

Total BBRS sales for the six months ended 30 September 2003 were GBP96 million, down by GBP20 million or 17 per cent as compared with the six months ended 30 September 2002. The majority of the decline occurred in the first three months of the period mainly as a result of reduced sales through indirect channels in APAC and EMEA. In North America, a lower level of sales to enterprise customers as described above was more than offset by an increase in sales to the US Federal Government during the period.

Total OPP sales for the six months ended 30 September 2003 amounted to GBP105 million, a GBP21 million or 17 per cent decrease as compared with GBP126 million in the six months ended 30 September 2002. Modest growth in the three months ended 30 September 2003 was driven by increased sales of OPP equipment to North American wireless operators but was not sufficient to offset the declines in both equipment and services in the three months ended 30 June 2003, which were largely due to the significant reductions in capital expenditure year on year by telecom network operators in the US and Mexico.

NAA sales increased by GBP7 million or 15 per cent as compared with GBP48 million in the six months ended 30 September 2002. After stable sales in the three months ended 30 June 2003, growth in the three months ended 30 September was mainly driven by BellSouth's accelerated ADSL roll-out programme.

Book to Bill Ratio
                                               Three               Six
                                              months            months
                                               ended             ended
                                                  30                30
                                           September         September
                                    2003        2002     2003     2002
Total Network Equipment             1.14        0.98     1.08     0.95
Total Network Services              1.36        0.49     1.11     0.69
                                   -----       -----    -----    -----
Group                               1.22        0.78     1.09     0.86
                                   =====       =====    =====    =====

Book-to-bill is the ratio of order intake divided by the level of sales in any given period. Management use this as a key indicator of future short-term sales performance in the Network Equipment business and the Group strives to increase and maintain this ratio above 1.00 over any 12-month period. Book-to-bill in Network Equipment increased to 1.14 from 0.98 in the three months ended 30 September 2003 and 2002 respectively.

This ratio is less meaningful in Network Services given the long-term contract nature of this business where the full value of a service contract, which can typically be tens of millions of GBPsterling is booked as an order at the point of firm contract signature and then recognised as sales over the life of the contract, which can be typically over a period of 2 to 5 years. Two major new long-term service contracts booked in the three months ended 30 September 2003, in the Middle East and Germany, were the main drivers of a book-to-bill ratio of
1.36 in Network Services compared to 0.49 in the three months ended 30 September 2002.

Gross Margin

The table below sets forth our gross margin and adjusted gross margin (before operating exceptional items) from continuing operations for the three months and six months ended 30 September 2002 and 2003. In addition, the adjusted gross margin data is split between Network Equipment and Network Services and also, with respect to the three and six months to September 2003, between NARF and Non-NARF.

                                                 Three             Six
                                                months          months
                                                 ended           ended
                                                    30              30
GBP million                                    September       September
                                          2003    2002    2003    2002
Gross profit by business
Network Equipment                           67      36     126      73
                                     %    26.7%   12.7%   26.3%   12.2%
Network Services                            36      35      65      71
                                     %    26.1%   17.7%   23.6%   18.1%
Other                                        -       1       -       9
                                         -----   -----   -----   -----
Group - continuing                         103      72     191     153
                                         =====   =====   =====   =====
                                     %    26.5%   14.8%   25.3%   15.0%
Operating exceptional credit/
(charge) to cost of sales
Network Equipment / Non-NARF                 1      (8)      6     (24)
                                         =====   =====   =====   =====
Adjusted Gross profit by business
Network Equipment                           66      44     120      97
                                     %    26.3%   15.5%   25.0%   16.2%
Network Services                            36      35      65      71
                                     %    26.1%   17.7%   23.6%   18.1%
Other                                        -       1       -       9
                                         -----   -----   -----   -----
Group - continuing                         102      80     185     177
                                         =====   =====   =====   =====
                                     %    26.2%   16.5%   24.5%   17.4%

Gross profit NARF                           53              94
                                     %    38.1%           36.2%
Gross profit Non-NARF                       50              97
                                     %    20.0%           19.6%
                                         =====           =====

Three months ended 30 September 2003 as compared to the three months ended 30 June 2003

Gross profit amounted to GBP103 million or 26.5 per cent of sales in the three months ended 30 September 2003, an increase of GBP15 million or 2.5 percentage points compared to the GBP88 million or 24.0 per cent of sales recorded in the three months ended 30 June 2003.

This sequential increase in gross profit was achieved despite the lower exceptional credit recorded in cost of sales during the three months ended 30 September 2003 and was driven by a GBP19 million improvement in the adjusted gross profit (before exceptional items) from GBP83 million or 22.6 per cent of sales in the three months ended 30 June 2003 to GBP102 million or 26.2 per cent in the three months ended 30 September 2003. An increase in gross profit was achieved in both Network Equipment and Network Services.

A GBP12 million improvement in Network Equipment increased adjusted gross margin from 23.6 per cent in the three months ended 30 June 2003 to 26.3 per cent in the three months ended 30 September 2003 and was mainly due to:

i.) favourable business mix: in particular, the increase in sales of higher margin BBRS equipment and Optical Network spares in the three months ended 30 September 2003 as compared with the three months ended 30 June 2003;
ii.) the achievement of cost savings in our supply chain and manufacturing operations in Europe and North America through rationalisation and procurement initiatives. In particular, during the three months ended 30 September 2003, we began to realise the benefits of our increased sourcing from low cost locations and successful renegotiation of business terms with key suppliers, including our largest outsourcing partner, Jabil. These improvements more than offset a GBP4 million increase in depreciation resulting from the impairment of development and test models, no longer required to support future business;
iii.) product cost reductions achieved through sales of our recently launched next generation SDH products.

The GBP7 million improvement in Network Services increased adjusted gross margin from 21.0 per cent in the three months ended 30 June 2003 to 26.1 per cent in the three months ended 30 September 2003 and was achieved on stable sales, partly as a result of the improved profitability on long term contracts in the UK following our usual contract risk reviews and partly from favourable business mix, in particular in wireless services in the US.

During the three months ended 30 September 2003, we recorded an exceptional operating credit of GBP1 million in cost of sales relating to inventory for which we had previously fully provided through an exceptional charge and which was subsequently utilised by our outsourcing partner, Jabil. This compared to an exceptional credit of GBP5 million in the three months ended 30 June 2003 relating to the release of a provision following a reassessment of our outsourcing arrangements with Jabil.

The gross margin in NARF increased from 33.9 per cent in the three months ended 30 June 2003 to 38.1 per cent in the three months ended 30 September 2003 primarily due to the improvement in volume and mix in BBRS. Non-NARF gross margin increased from 19.1 per cent in the three months ended 30 June 2003 to
20.0 per cent in the three months ended 30 September 2003 primarily due to cost reduction initiatives and the improved profitability on long term contracts which more than offset the depreciation on development and test models mentioned above. NARF gross margins are driven by the BBRS business which benefits from gross margins which are higher than the average for our group. BBRS forms an important part of our next generation product and service offering and is not one of the businesses which we are currently managing for value and ultimately disposal.

Three months ended 30 September 2003 as compared to the three months ended 30 September 2002

Gross profit of GBP103 million or 26.5 per cent of sales in the three months ended 30 September 2003 represented a marked increase as compared to the GBP72 million or 14.8 per cent of sales recorded in the three months ended 30 September 2002. This was achieved mainly through a strong improvement in adjusted gross margin as well as the benefit of a GBP1 million exceptional operating credit incurred during the period, and described above, compared to the GBP8 million exceptional operating charge incurred during the three months ended 30 September 2002, which related to the restructuring of our supply chain and our outsourcing agreement with Jabil.

Adjusted gross profit (before the exceptional operating items detailed above) of GBP102 million in the three months ended 30 September 2003, increased GBP22 million compared to GBP80 million in the three months ended 30 September 2002. Adjusted gross margin of 26.2 per cent of sales in the three months ended 30 September 2003 increased by 9.7 percentage points compared with adjusted gross margin of 16.5 per cent of sales in the three months ended 30 September 2002.

The GBP22 million improvement in adjusted gross profit resulted from cost reductions in both Network Equipment (GBP22 million) and Network Services (GBP1 million), partially offset by gross profit of GBP1 million generated in non-core businesses from our former Capital division, which have now been sold.

In Network Equipment, where gross margin increased from 12.7 per cent in the three months ended 30 September 2002 to 26.7 per cent in the three months ended 30 September 2003, the improvement was largely driven by:

i.) the impact of stock write-offs totalling GBP25 million recorded during the three months ended 30 September 2002, which reduced Network Equipment's adjusted gross margin by 8.8 percentage points in that period and which were not required in the three months ended 30 September 2003; and ii.) the achievement of substantial cost savings in our supply chain and manufacturing operations in Europe and North America through rationalisation and procurement initiatives described above, which more than offset the increased depreciation, price reductions under existing frame contracts and the GBP33 million reduction in sales volumes.

In Network Services, where gross margins increased from 17.7 per cent in the three months ended 30 September 2002 to 26.1 per cent in the three months ended 30 September 2003, significant cost savings were achieved largely through reductions in headcount and other overhead costs and improved profitability on long term contracts in the UK following our usual contract risk reviews. These were partially offset by the impact of the GBP60 million reduction in sales volumes.

Six months ended 30 September 2003 as compared to the six months ended 30 September 2002

Gross profit amounted to GBP191 million or 25.3 per cent of sales in the six months ended 30 September 2003 compared to GBP153 million or 15.0 per cent of sales recorded in the six months ended 30 September 2002. This increase arose as a result of the benefit of a GBP6 million exceptional operating credit incurred during the six months ended 30 September 2003 compared to the GBP24 million exceptional operating charge incurred during the six months ended 30 September 2002, as well as through an improvement in adjusted gross margin.

The GBP24 million operating exceptional charge incurred in the six months ended 30 September 2002 related to provisions created to cover costs incurred under our outsourcing agreement with Jabil. The exceptional operating item of GBP6 million credited to cost of sales during the six months ended 30 September 2003 related mainly to the release of some of these provisions which we no longer deem to be required following a reassessment of our outsourcing arrangements.

Adjusted gross profit (before the exceptional operating items detailed above) of GBP185 million in the six months ended 30 September 2003 increased by GBP8 million compared to GBP177 million in the six months ended 30 September 2002, which included adjusted gross profit of GBP9 million relating to non-core businesses now sold and the GBP25 million charge relating to inventory provisions described above.

Cost reductions in both Network Equipment and Network Services, were more than sufficient to offset the lower sales volumes (which are 24 per cent down on the six months ended 30 September 2002), increased depreciation and continued pricing pressure described above. In Network Equipment, gross margin increased from 12.2 per cent in the six months ended 30 September 2002 to 26.3 per cent in the six months ended 30 September 2003 partly as a result of the charge relating to inventory provisions in the six months ended 30 September 2002 and partly due to cost savings achieved through rationalisation and procurement initiatives in our European and North American supply chain and manufacturing operations. In Network Services, where gross margin increased from 18.1 per cent in the six months ended 30 September 2002 to 23.6 per cent in the six months ended 30 September 2003, the improvement was largely achieved through headcount reductions as we continued to target increasing efficiencies in our field forces and as a result of provision releases described above.

Pricing Environment

A large proportion of our sales, particularly in Europe, are derived from existing frame contracts where price reductions generally run at single digit percentage declines year on year in Network Equipment. Network Services tend to be more resilient to price erosion. Outside of these frame contracts, when we are competing for new business with existing customers or with new customers, pricing pressure tends to be more aggressive but varies from region to region and from product to product. Conditions remain most challenging in APAC. We have continued to adopt a cautious approach when bidding for contracts in these conditions and maintain our focus on the margin and cash flow contributions of potential business wins. We have, therefore, experienced some decline in sales, particularly in these regions, as a direct result of declining to participate in certain tender processes.

Operating Expenses

The table below provides an analysis of operating expenses incurred by our continuing operations during the periods ended 30 September 2003 and 2002.

                                                 Three             Six
                                                months          months
                                                 ended           ended
                                                    30              30
GBP million                                    September       September
                                          2003    2002    2003    2002
Research and Development (before share      49      82     104     182
option costs)
Sales and Marketing (before share option    51      62     102     152
costs)
General & Administration (before            20      32      42      65
goodwill, share option costs and
exceptional items)
Net Other Operating (Income) / Expense      (2)      6      (5)      7
                                         -----   -----   -----   -----
Adjusted Operating Expenses                118     182     243     406
Operating Exceptional Charge to             15     113      39     181
Operating Expenses
Share options                                8       -       9       -
Goodwill amortisation                       24      23      49      51
                                         -----   -----   -----   -----
Operating Expenses                         165     318     340     638
                                         =====   =====   =====   =====

Total operating expenses include operating exceptional costs relating mainly to the operational and financial restructuring, charges relating to the amortisation of goodwill and costs relating to our nil cost share options plan. The share option costs are separately analysed as they are predominantly non-cash items and are not included in management targets for the current financial year. Details of the Company's share option schemes are set out in Notes to the Non-Statutory Accounts; Note 9, page 59 and in the Outlook on page 4.

Three months ended 30 September 2003 compared to three months ended 30 September 2002

Total operating expenses in the three months ended 30 September 2003 amounted to GBP165 million, a reduction of GBP153 million compared to GBP318 million in the three months ended 30 September 2002. Of this reduction, GBP98 million related to the significant reduction in operating exceptional costs and GBP56 million related to cost savings achieved in all main categories of operating expenditure (see R&D, Sales and Marketing and General and Administrative costs below) which reduced adjusted operating expenses (before goodwill amortisation, exceptional items and share options) from GBP182 million to GBP118 million. These reductions were partially offset by the impact of share options costs, which amounted to GBP8 million in the three months ended 30 September 2003 compared to GBPnil in the three months ended 30 September 2002. Goodwill amortisation increased by GBP1 million from GBP23 million to GBP24 million. Total operating expenses in the three months ended 30 September 2003 included operating expenses of GBPnil incurred by non-core businesses compared to GBP12 million for the three months ended 30 September 2002 relating mainly to our Italian mobile communications subsidiaries, Tetra and UMTS since sold to Finmeccanica.

In the three months ended 30 September  2003, we charged  operating  exceptional costs of GBP15 million to operating expenses. These related mainly to our ongoing operational restructuring regarding employee severance and site closures.

Share option costs in the three months ended 30 September 2003 amounted to GBP8 million, as discussed on page 5. The total cost in the three months ended 30 September 2003 included a payroll taxes accrual for both schemes of approximately GBP1 million.

Six months ended 30 September 2003 compared to six months ended 30 September
2002

Total operating expenses in the six months ended 30 September 2003 amounted to GBP340 million, a reduction of GBP298 million compared to GBP638 million in the six months ended 30 September 2002. Of this reduction GBP142 million related to the significant reduction in operating exceptional costs and GBP151 million related to cost savings achieved in all categories of operating expenditure (see R&D, Sales and Marketing and General and Administrative costs below), which reduced adjusted operating expenses (before goodwill amortisation, exceptional items and share options) from GBP406 million to GBP243 million. These benefits were partially offset by the impact of share option costs, which amounted to GBP9 million (including GBP1 million payroll tax accrual) in the six months ended 30 September 2003 compared to GBPnil in the six months ended 30 September 2002. Goodwill amortisation decreased by GBP2 million from GBP51 million to GBP49 million (see Goodwill Amortisation on page 32 below). Total operating expenses in the six months ended 30 September 2003 included operating expenses of GBP5 million incurred by non-core businesses and related mainly to UMTS described above compared to GBP24 million in six months ended 30 September 2002.

In the six months ended 30 September 2003, we charged operating exceptional costs of GBP39 million to operating expenses. These related mainly to our ongoing operational restructuring (GBP26 million) and our financial restructuring and relisting (GBP13 million), partially offset by the release of provisions against bad and doubtful debts charged to exceptional items during the financial year ended 31 March 2002 (GBP4 million) following a reassessment we undertook in the six months ended 30 September 2003.

Annualised Operating Cost Run Rate

We have targeted to reduce the annualised run-rate of operating costs before goodwill, share options, exceptional and non-recurring items below GBP425 million by 31 March 2004. We have elected to calculate this key business target on this basis as it is the closest measure of the recurring cash costs required to support our ongoing business insofar as it excludes non cash items relating to goodwill and share options as well as material and other non-recurring items, largely incurred as a result of our restructuring processes. We calculate the exit run-rate on the last day of the period so that the full benefit of cost saving measures actioned during the period are included in the calculation.

                                                                 Three
                                                                months
                                                                 ended
                                                                    30
                                                             September
GBP million                                                       2003

Total operating expenses                                           165

Deduct:
Goodwill amortisation                                              (24)
Operating Exceptional Charge to Operating Expenses                 (15)
Share options                                                       (8)
                                                                 -----
Adjusted Operating Expenses                                        118
Net Other Operating Income                                           2
                                                                 -----
                                                                   120
Less:
Non-recurring items                                                 (3)
Incremental impact of savings achieved in the quarter (1)           (3)
                                                                 -----
Exit run-rate of normalised operating costs                        114
                                                                 =====
Annualised                                                         455
                                                                 =====

(1) Further savings that would have been achieved in the three months ended 30 September 2003 if all cost savings had occurred on 1 July 2003.

The exit run-rate of normalised operating costs at the 30 September 2003 was approximately GBP114 million, which on an annualised basis leads to an exit run-rate of approximately GBP455 million, compared to approximately GBP490 million at 31 March 2003 and GBP475 million at 30 June 2003.

We have therefore achieved annualised savings of approximately GBP20 million in adjusted operating expenses in the three months ended 30 September 2003. Underlying savings were made in R&D, S&M and G&A in the three months ended 30 September 2003 and these were driven largely through headcount and other associated cost reductions. We employed a total workforce of 14,134 at 30 September 2003 compared to 14,735 employees at 30 June 2003. Of this reduction of around 600 employees, approximately 260 were transferred to Finmeccanica as a result of the disposal of our UMTS subsidiary completed in August 2003.

The GBP6 million reduction in R&D costs to GBP49 million in the three months ended 30 September 2003 as compared with the three months ended 30 June 2003 of GBP55 million was driven by the disposal of UMTS, headcount reductions, efficiencies in material spend and reduced levels of depreciation arising from a continued low level of capital expenditure. Reductions in headcount and marketing spend in S&M costs were offset by non-recurring cost accruals under a legacy marketing agreement, leading to unchanged costs of GBP51 million in the three months ended 30 June 2003 and to the three months ended 30 September 2003. G&A costs decreased by GBP2 million to GBP20 million in the three months ended 30 September 2003 as compared with GBP22 million for the three months ended 30 June 2003, predominantly due to reduced professional fees and further headcount reduction.

We have actions in place to make the remaining GBP30 million of annualised cost savings by 31 March 2004 and achieve our target of GBP425 million, which are discussed in the Outlook on page 4.

Operating Expenses - Research and Development (R&D)

R&D expenditure in our continuing operations (before share options) in the three months ended 30 September 2003 of GBP49 million, decreased GBP33 million or 40 per cent as compared to GBP82 million for the three months ended 30 September 2002. GBP7 million of this reduction resulted from the disposal of non-core businesses.

In addition to the GBP49 million, the share of share option costs attributable to R&D amounts to GBP1 million in the three months ended 30 September 2003 and GBPnil in the three months ended 30 June 2003.

Cost savings were achieved mainly through headcount reductions and initiatives to significantly rationalise, consolidate and close research and development centres around the world. Other factors contributing to the overall reduction in R&D expenditure included lower levels of spend on third party sub contractors and materials and a reduced level of depreciation due to lower levels of capital expenditure and the write down of development and test models.

R&D by Product Area (Continuing Operations)

As % of                                          Three             Six
Group                                           months          months
Adjusted                                         ended           ended
R&D                                                 30              30
Expenditure                                  September       September
                                          2003    2002    2003    2002
                                             %       %       %       %
Optical Networks                            38      37      36      34
Access Networks                             21      17      21      17
BBRS                                        19      19      18      20
NAA                                          5       4       5       5
OPP                                          6       3       5       4
Other Network Equipment                      6       3       6       4
Network Services                             5       6       4       5
Other (non-core)                             -      11       5      11
                                         -----   -----   -----   -----
Group                                      100     100     100     100
                                         =====   =====   =====   =====
GBP million
Group Adjusted R&D Expenditure              49      82     104     182
(excluding share options)
                                         =====   =====   =====   =====
NARF                                        14              30
Non-NARF                                    35              74
                                         -----           -----
Group Adjusted R&D Expenditure              49             104
                                         =====           =====

We have continued to focus the majority of our R&D investment in three main product areas: Optical Networks, Access Networks and BBRS and in aggregate, spend in these three areas accounted for over three quarters of our adjusted R&D expenditure during the three months ended 30 September 2003. Other included R&D expenditure incurred by our Marconi Mobile Access S.p.A subsidiary (also known as UMTS), which we sold to Finmeccanica during the three months ended 30 September 2003.

Major Optical Network programmes include the development and launch of our high capacity optical core switch platform (MSH2K). We continue to invest in next generation SDH including the introduction of our successful MSH64c product and the new SMA 16-64 product range launched in November 2003. Our investment in DWDM, is focused on modularising and simplifying our existing platforms for core and metro applications. We also launched further upgrades to our network management software. Since 30 September 2002, we have withdrawn from the US Optical Networks market and ceased investment in our former SONET product range.

Investment in the Access Networks' business is focused on our Access Hub, Softswitch and continued enhancements to our fixed wireless access product ranges.

In BBRS, we have achieved significant cost savings in this area mainly as a result of headcount reductions and realignment of core programmes to meet specific customer demand. Almost half of the spend in the six months ended 30 September 2003 related to further enhancements to our latest multi-service core switch router, the BXR. Other programmes focused on adding Gigabit Ethernet and channelised interfaces to the smaller switch line, the release of Virtual Presence (Vipr), and maintenance activities throughout the product portfolio. We are seeking to leverage our own R&D spend in this field by establishing partnerships in order to complement our own technology initiatives. As previously announced, in May 2003, we launched our BXR-5000, 160 Gbps multi-service switch router following the creation of one such technology partnership with IP-routing specialist firm, Laurel Networks. Sales of this product have been made to the US Federal Government.

Operating Expenses - Sales & Marketing

Sales & Marketing spend (before share options) during the three months ended 30 September 2003 of GBP51 million, decreased by GBP11 million or 18 per cent as compared to GBP62 million in the three months ended 30 September 2002.

Significant savings have been achieved through a programme of focused headcount reductions, organisational consolidation and rationalisation and closure of sales offices worldwide. Sales and marketing spend during the six months ended 30 September 2003 of GBP102 million decreased by GBP50 million or 33 per cent as compared to GBP152 million in the six months ended 30 September 2002. Further headcount reductions have been announced in Germany and Italy that will reduce run rates over the next two quarters, which will also impact R&D expenditure, and G&A.

Sales and Marketing's share of Share option costs amounts to GBP2 million in the three and six months ended 30 September 2003.

Operating Expenses - General and Administrative (G&A)

Adjusted G&A expenditure (before goodwill, exceptionals and share options) during the three months ended 30 September 2003 of GBP20 million, decreased by GBP12 million or 38 per cent as compared to GBP32 million in the three months ended 30 September 2002.

Savings were achieved through headcount reductions, site rationalisation (including the relocation of our UK head office) and reduced spend on professional fees incurred in the normal course of business. Adjusted G&A expenditure of GBP42 million during the six months ended 30 September 2003, decreased GBP23 million or 35 per cent as compared to GBP65 million in six months ended 30 September 2002. The headcount reductions announced in the UK, Germany and Italy will reduce costs in future periods.

G&A's share of share option costs amounts to GBP5 million and GBP6 million in the three and six months ended 30 September 2003 respectively.

Operating Expenses - Net Other Operating (Expense)/Income

We generated other income of GBP2 million and GBP5 million during the three and six months ended 30 September 2003 as compared to other expenses of GBP6 million and GBP7 million in the three and six months ended 30 September 2002, primarily due to foreign exchange translation movements, patents and royalty fees.

Group Operating Loss (excluding Joint Ventures)

                                                Three             Six
                                               months          months
                                                ended           ended
                                                   30              30
Continuing operations                       September       September
GBP million                            2003      2002    2003    2002

Network Equipment                       (19)      (83)    (51)   (179)
Network Services                         12         7      17       5
Central costs                            (9)      (14)    (19)    (31)
Other                                     -       (12)     (5)    (24)
                                      -----     -----   -----   -----
Adjusted operating loss                 (16)     (102)    (58)   (229)
Group operating exceptional items       (14)     (121)    (33)   (205)
Share option costs                       (8)        -      (9)      -
Goodwill amortisation                   (24)      (23)    (49)    (51)
                                      -----     -----   -----   -----
Group Operating loss                    (62)     (246)   (149)   (485)
                                      =====     =====   =====   =====

At 30 June 2003 we reported an adjusted operating loss (before GBP1 million of share options) of GBP42 million for the three months ended 30 June 2003. This was analysed as GBP37 million loss in Network Equipment, GBP6 million profit in Network Services, GBP6 million central costs and GBP5 million for Other. We have re-allocated GBP4 million of central costs that had previously been allocated to Network Equipment and Network Services.

Central costs are GBP19 million for the six months ended 30 September 2003. These include all central function costs, for example the board, executive management team, legal, finance, strategy, IT and communications.

We recorded an adjusted operating loss from continuing operations of GBP16 million in the three months ended 30 September 2003 as compared to an adjusted operating loss of GBP102 million from continuing operations in the three months ended 30 September 2002. This improvement of GBP86 million was achieved as a result of the cost reduction initiatives to improve adjusted gross margin and to lower adjusted operating costs which more than offset reductions in sales as described above.

After total Group operating exceptional charges of GBP14 million and GBP121 million, share options of GBP8 million and GBPnil and goodwill amortisation of GBP24 million and GBP23 million, we recorded an operating loss of GBP62 million and GBP246 million in the three months ended 30 September 2003 and 2002 respectively.

We recorded an adjusted operating loss in Network Equipment of GBP19 million in the three months ended 30 September 2003 as compared to GBP83 million in the three months ended 30 September 2002. The GBP64 million improvement was largely driven by the substantial cost reductions achieved in our supply chain and savings across all areas of operating expense. These savings more than offset the impact of under-recoveries arising from the 12 per cent decline in Network Equipment sales.

The adjusted operating profit of GBP12 million in Network Services in the three months ended 30 September 2003 improved by GBP5 million as compared to adjusted operating profit of GBP7 million in the three months ended 30 September 2002 despite the lower sales volumes. This increase was driven mainly by improved utilisation of resources in this labour intensive activity.

Other consisted of the operating losses of Tetra and UMTS, which were disposed of in July 2002 and March 2003 respectively.

The adjusted operating loss from continuing operations of GBP58 million in the six months ended 30 September 2003 compared to an adjusted operating loss of GBP229 million from continuing operations in the six months ended 30 September 2002. This improvement of GBP171 million was achieved as a result of the cost reduction initiatives to improve adjusted gross margin and to lower adjusted operating costs whilst more than offsetting reductions in sales.

After total Group operating exceptional charges of GBP33 million and GBP205 million, share option costs of GBP9 million and GBPnil and goodwill amortisation of GBP49 million and GBP51 million, we recorded an operating loss of GBP149 million against a GBP485 million loss in the six months ended 30 September 2003 and 2002 respectively.

In Network Equipment, we recorded an adjusted operating loss of GBP51 million in the six months ended 30 September 2003 as compared to GBP179 million in the six months ended 30 September 2002. The GBP128 million or 72 per cent improvement was largely driven by the continued cost reductions in our supply chain together with savings across all areas of operating expense. These savings more than offset the impact of under-recoveries arising from the 20 per cent decline in Network Equipment sales.

In Network Services, the adjusted operating profit of GBP17 million in the six months ended 30 September 2003 improved by GBP12 million as compared to adjusted operating profit of GBP5 million in the six months ended 30 September 2002 despite the lower sales volumes. This increase was driven mainly by improved utilisation of resources in this labour intensive activity.

Central costs of GBP19 million in the six months ended 30 September 2003, decreased by GBP12 million as compared to the GBP31 million incurred in the six months ended 30 September 2002. This decrease arose as a result of the reduction of corporate overhead costs mainly through headcount reductions including initiatives to reduce the number of management levels within the Group and site rationalisation, as well as the relocation of certain head office functions from London to Coventry where the costs are lower.

In the six months ended 30 September 2002, we charged GBP205 million of operating exceptional costs, GBP24 million was charged to the gross margin and GBP181 million was charged to administrative expenses. Of this amount, approximately GBP31 million related to the impairment of tangible fixed assets, approximately GBP140 million related to our operational restructuring (including employee severance payments and site rationalisation costs) and approximately GBP26 million to the financial restructuring process. In addition GBP7 million of accrued costs relating to a planned IT system implementation, subsequently terminated, was released, and a reassessment of provisions to cover bad debts led to a release of GBP8 million.

Operating Profit/(Loss) NARF compared to Non-NARF

                 Three      months   ended     Six      months   ended
                    30   September    2003      30   September    2003
GBP million       NARF    NON-NARF   Total    NARF    NON-NARF   Total
Adjusted            18         (25)     (7)     27         (66)    (39)
operating profit
/ (loss)
Share option         -          (8)     (8)      -          (9)     (9)
costs
Operating           (2)        (12)    (14)     (2)        (31)    (33)
exceptionals
Central costs        -          (9)     (9)      -         (19)    (19)
Goodwill            (3)        (21)    (24)     (6)        (43)    (49)
amortisation
                 -----       -----   -----   -----       -----   -----
Operating profit    13         (75)    (62)     19        (168)   (149)
/ (loss)
                 =====       =====   =====   =====       =====   =====

Our Group operating loss of GBP149 million in the six months ended 30 September 2003 comprised an operating loss of GBP168 million in Non-NARF businesses and central costs of GBP19 million, share option costs of GBP9 million and GBP49 million of goodwill amortisation, which was partially offset by an operating profit of GBP19 million in NARF businesses.

Our two segments NARF and Non-NARF have very different operating profiles. The main differences can be characterised as follows:

i.) Gross margin: NARF benefits from a higher adjusted gross margin (before exceptional items) than Non-NARF. This is driven by our BBRS business, which has a higher gross margin than our Group average. This is partially offset within NARF by lower gross margins in OPP and NAA, the two businesses which we are managing for value. In the six months ended 30 September 2003, NARF recorded gross profit of GBP94 million on sales of GBP260 million, leading to a gross margin of 32.6 per cent. This compared to a gross profit of GBP97 million in non-NARF on sales of GBP496 million, leading to a gross margin of 19.6 per cent.

The operational restructuring of our supply chain and manufacturing cost base has been achieved more rapidly in North America than in Europe. As described in Outlook on page 4 above, we expect the benefits of initiatives currently under way in Europe to contribute to an improvement in gross margin in future quarters.

ii.) R&D investment: In aggregate, our NARF businesses spend a lower percentage of sales on R&D than our non-NARF businesses. For the six months ended 30 September 2003, NARF invested GBP30 million in R&D which accounted for 28.9 per cent of our total expenditure and represented 11.5 per cent of NARF sales. This compared to GBP74 million invested within our Non-NARF businesses, accounting for 71.1 per cent of our total expenditure and representing 14.9 per cent of Non-NARF sales.

R&D in our NARF businesses is mainly focused on BBRS (60.7 per cent of total NARF R&D spend and 27.6 per cent of BBRS equipment sales in the six months ended 30 September 2003). We have realised significant savings in R&D in our BBRS business in the first half of our financial year mainly as a result of headcount reductions in order to align our costs to the current level of sales in the business. Due to the nature of the business, OPP is a relatively low consumer of R&D expenditure (18.3 per cent of total NARF R&D spend and 7.4 per cent of OPP equipment sales in the six months ended 30 September 2003). We have significantly reduced R&D spend in NAA as we manage this business for value (16.3 per cent of total NARF R&D spend and 8.9 per cent of NAA equipment sales in the six months ended 30 September 2003). Total R&D spend of GBP58 million or
11.7 per cent of sales in Non-NARF covers investment in Optical Networks, our largest product area and also Access Networks where we are in the early stages of the sales cycle for key new next generation products such as our Access Hub and Softswitch and therefore have a lower revenue base over which to spread these R&D costs.

iii.) Sales & marketing costs: our NARF businesses tend to incur a lower level of sales and marketing costs both in absolute terms and as a percentage of sales than our non-NARF businesses. This is partly because they benefit from a higher customer concentration (58 per cent in the first six months ended 30 September
2003) than our businesses in the rest of the world (48 per cent in the first six months ended 30 September 2003).

iv.) Central costs: the non-NARF operating results include central costs that relate mainly to the cost of our executive management and corporate functions such as finance, human resources, legal, strategy, communications and IT. Excluding share option costs these amounted to GBP19 million in the six months ended 30 September 2003; GBP10 million of which was incurred in the three months ended 30 June 2003 and GBP9 million in the three months ended 30 September 2003.

v.) Goodwill amortisation: of the GBP49 million charge for amortisation of goodwill in the six months ended 30 September 2003, GBP43 million related to our previous acquisitions of GPT and certain activities from Nokia and Bosch within Non-NARF and GBP6 million related to our previous acquisition of Reltec held within NARF.

vi.) Share option costs: the GBP9 million of share option costs were charged to the Non-NARF profit and loss account as the majority of participants in the nil cost share option plan are employed by Non-NARF businesses at corporate level. In addition to the factors listed above, it should be noted that we have been able to complete the operational restructuring of our NARF businesses in a significantly shorter period of time than within our Non-NARF businesses and this has been a major driver in returning our NARF businesses to operating profitability (before exceptional items). As described in the Outlook on page 4 above, further planned headcount reductions in Europe have been announced and are now well under way and we expect that these will make a significant contribution to cost savings in Non-NARF during the second half of the financial year. At the same time, in CALA and APAC, we continue to rationalise our number of operating locations by consolidating our employees onto the larger sites in the region and closing remote offices. These actions are also expected to contribute to cost savings in the second half of the financial year.

Other Financial Items - Group basis only

Exceptional Items

Details of Operating Exceptional Items included in the profit and loss account in the three and six months ended 30 September 2002 and 2003 are set out in the discussion on gross margin and operating expenses, above on pages 20 to 28 and in the Notes to the Non-Statutory Accounts; note 4, page 54.

Details of Non-Operating Exceptional Items included in the profit and loss account in the three and six months ended 30 September 2002 and 2003 are set out in note 4c on page 55 below.

Goodwill Amortisation

Goodwill amortisation for the six months ended 30 September 2003 was GBP49 million, comprising GBP25 million in the three months ended 30 June 2003 and GBP24 million in the three months ended 30 September 2003. Goodwill amortisation in the six months ended 30 September 2002 was GBP54 million. The GBP5 million decrease related primarily to the disposal of Strategic Communications and the write-down of goodwill relating to our former SMS subsidiary in the previous year.

Interest and Finance Expenditure/(Income)

Our net interest expense accrued was GBP20 million in the six months ended 30 September 2003, comprising a net expense of GBP4 million in the first three months ended 30 June 2003 and a net expense of GBP16 million in the three months ended 30 September 2003. Interest accrued on our Junior and Senior loan notes from 1 May 2003 amounted to GBP27 million (GBP11 million in the three months ended 30 June 2003 and GBP16 million in the three months ended 30 September
2003). Interest earned on cash deposits of GBP4 million in the three months ended 30 September was offset by interest payable on other loans and by associates, whereas in the three months ended 30 June 2003, interest earned of GBP5 million and a release of accrued interest following the completion of the financial restructuring of GBP3 million more than offset interest payable on other loans.

Net interest expense of GBP120 million in the six months ended 30 September 2002 was accrued on our bank loans and bonds in issue at the time.

Net finance expenditure for the six months ended 30 September 2003 amounted to GBP47 million (GBP35 million in the three months ended 30 June 2003 and GBP12 million in the three months ended 30 September 2003). Interest on pension scheme liabilities and expected return on pension assets netted to a GBP2 million charge in the three months ended 30 September 2003 compared with GBP1 million in the three months ended 30 June 2003. The 10 per cent premium charged on the partial redemption of our Junior loan notes completed during the period amounted to GBP10 million compared with GBPnil for the three months ended 30 June 2003 and foreign exchange movements on our Euro-denominated cash balances led to a gain of GBP1 million compared with GBP4 million loss for the three months ended 30 June 2003. In addition, in the three months ended 30 June 2003, as previously disclosed, we benefited from a gain on unhedged foreign exchange borrowings (GBP16 million) which did not re-occur in the three months ended 30 September 2003 and on completion of the restructuring we wrote off capitalised losses on interest swap arrangements of GBP46 million. In the six months ended 30 September 2002, net finance income amounted to GBP2 million, resulting from net pension charges of GBP3 million offset by a gain on unhedged foreign exchange borrowings.

Taxation

We recorded a tax credit on ordinary activities to the profit and loss account of GBP14 million in the six months ended 30 September 2003 as compared with a GBP10 million charge in the six months ended 30 September 2002. The net tax credit was due to the release of tax provisions in respect of prior years following the Marconi Corporation Plc Scheme of Arrangement, partly offset by tax charges for those territories incurring tax payments.

Joint Ventures and Associates

During the six months ended 30 September 2003, operating losses in respect of joint ventures were GBP2 million, relating primarily to our share of operating losses of Confirmant Limited. In the six months ended 30 September 2002 operating losses in respect of joint ventures amounted to GBP36 million including GBP32 million operating exceptional items mainly relating to Ultramast Limited. Operating losses before goodwill amortisation in respect of associates for the six months ended 30 September 2003 were GBP6 million. This mainly comprised our share of operating losses of Easynet prior to disposal. Operating losses before goodwill amortisation in respect of associates for the six months ended 30 September 2002 were GBP17 million. Again, this mainly comprised our share of operating losses of Easynet.

In the three months ended 30 June 2003, we charged goodwill amortisation in respect of associates of GBP3 million on goodwill generated on the acquisition of our stake in Easynet. In the three months ended 30 September 2003, goodwill amortisation of GBP2 million was charged giving a total amortisation charge for the six months ended 30 September 2003 of GBP5 million. In the six months ended 30 September 2002, goodwill amortisation amounted to GBP5 million. Goodwill impairment charges relating to associates for the six months ended 30 September 2003 were GBPnil (GBP27 million in the six months ended 30 September 2002).

On 12 November 2003, we announced the disposal of our 50 per cent interest in Confirmant Limited to Oxford GlycoSciences, a wholly owned subsidiary of Celltech Group plc. The cash proceeds of over GBP4 million will be transferred into the Mandatory Redemption Escrow Account and used in due course to fund a partial redemption of our Junior Notes. In the six months ended 30 September 2003, we recorded a GBP2 million charge to the profit and loss account in respect of our share of Confirmant's operating loss.

Dividend

As previously disclosed, as a result of our financial restructuring, there are certain significant restrictions that prevent us from paying dividends under the terms of the indentures governing the new Senior and Junior Notes. Accordingly, the directors do not expect to declare a dividend for the foreseeable future.

FINANCIAL CONDITION
Balance Sheet

Net Assets At 30 September 2003, we had net assets of GBP323 million compared to GBP303 million at 30 June 2003 and net liabilities of GBP3,332 million at 31 March 2003. At 31 March 2003, we estimated the impact of the financial restructuring and disclosed pro-forma net assets, which assumed the financial restructuring had been effective at that date, of GBP400 million.

The difference between actual net assets at 30 June 2003 and the pro-forma net assets at 31 March 2003, was mainly the result of the loss incurred during the period partially mitigated by favourable foreign exchange movements in the three months ended 30 June 2003.

The increase in net assets during the three months ended 30 September 2003 resulted mainly from the non-operating gains on disposals described in the Notes to the Non-Statutory Accounts; Note 4c, page 55 (GBP103 million) and the gain resulting from the actuarial review of our pension plans (GBP14 million). These more than offset the negative impact of losses incurred in our operations and interest and finance expenditure.

Goodwill

At 30 September 2003, the net book value of Group goodwill amounted to GBP541 million compared to a net book value at 30 June 2003 of GBP566 million and at 31 March 2003 of GBP597 million. The movement in the three months ended 30 June 2003 comprised amortisation for the period of GBP25 million and foreign exchange movements of GBP6 million. The movement in the three months ended 30 September 2003 comprised amortisation for the period of GBP24 million and foreign exchange movements of GBP1 million. The goodwill balance at 30 September 2003 related mainly to GPT, Reltec and businesses acquired from Nokia and Bosch.

We have reviewed the carrying value of goodwill based on our business forecasts at 30 September 2003 and are not required to make any provision in respect of impairment.

Fixed Assets

As at 30 September 2003, we had tangible assets of GBP192 million compared to GBP209 million as at 30 June 2003 and GBP243 million at 31 March 2003. The reduction in tangible assets is mainly due to depreciation (GBP23 million in the three months ended 30 September 2003 and GBP42 million for the six months ended 30 September 2003) and the disposal of IT assets as a result of the completion of our outsourcing agreement with CSC in the three months ended 30 June 2003.

Capital expenditure in the first half of the year was restricted to items essential to support the business.

Investments

As at 30 September 2003, we had fixed asset investments and our share of interests in joint ventures and associates of GBP23 million compared to GBP57 million at 30 June 2003 and GBP63 million at 31 March 2003. The reduction in was largely due to the sale of our investments in Easynet plc and Bookham Technology plc.

Working Capital

We continued to make progress in improving working capital management in the three months ended 30 September 2003.

The table below sets forth our working capital ratios:

Ratio        30           30          31       31      30           30
           June    September    December    March    June    September
           2002         2002        2002     2003    2003         2003
Stock       2.9          4.5         4.8      5.6     5.3          5.7
Turns -
Group
Creditor     93           88          82       55      61           60
Days -
Group
Debtor      106          101         100       92      90           75
Days -
Group

Stock

Net stock and contracts in progress reduced to GBP202 million at 30 September 2003 compared to GBP215 million at 30 June 2003 and GBP234 million at 31 March 2003. The reduction in the three months ended 30 September 2003 was primarily due to continued tight control of inventory in-feed within the European supply chain. The movement in the three months ended 30 June 2003 also included the impact of the previously disclosed sale of circuits deployed over the ultra-broadband optical equipment already installed in BT's transmission network under our "Pay as You Grow" contract.

Net stock turns improved in the period from 5.3 in the three months ended 30 June 2003 to 5.7 in the three months ended 30 September 2003. This was primarily due to continued focus on the alignment of inventory in-feed with forecast sales demand as well as improved stock utilisation and management.

Stock provisions decreased from GBP406 million at 31 March 2003 to GBP317 million at 30 September 2003. This reduction mainly resulted from the utilisation of provisions on scrapping of obsolete inventory (which we have not been able to sell).

Debtors

Net debtors amounted to GBP472 million at 30 September 2003, a significant reduction from GBP529 million at 30 June 2003 and GBP613 million at 31 March 2003. We have reduced net trade debtor days from 92 at 31 March 2003 to 90 at 30 June 2003 and 75 at 30 September 2003. The significant improvement in the three months ended 30 September 2003 was due to an increased proportion of debtors with shorter payment terms partly as a result of our successful negotiation of improved payment terms with a number of key customers in Northern Europe and partly due to the increase in sales in North America where debtor days are typically below our Group average. We continue to focus on cash collections and management of overdue debts.

Other debtors and prepayments amounted to GBP102 million at 30 September 2003 compared to GBP118 million at 30 June 2003 and GBP117 million at 31 March 2003. The reduction in the three months ended 30 September 2003 was largely driven by the release of monies held in an escrow account, which had been accounted for within other debtors following the disposal of Marconi Mobile Access S.p.A, as well as the gradual unwinding of prepayments in the normal course of business over the year.

Creditors

Trade creditors, other creditors, accruals and payments received in advance (excluding current taxation) amounted to GBP503 million at 30 September 2003 compared to GBP544 million at 30 June 2003 and GBP675 million at 31 March 2003.

We reduced trade creditors from GBP174 million at 31 March 2003 to GBP169 million at 30 June 2003 and GBP158 million at 30 September 2003 as a result of our continued tight control of inventory in-feed to forecast sales demand. Trade creditor days remained stable in the three months ended 30 September 2003 at 60 days.

Other creditors, accruals and payments received in advance amounted to GBP345 million at 30 September 2003, reduced from GBP375 million at 30 June 2003 and GBP501 million at 31 March 2003. The decrease in the six months ended 30
September 2003 largely related to the final settlement of advisor fee obligations following completion of our financial restructuring, partially offset by the previously disclosed write off of capitalised losses relating to swaps.

Provisions

Provisions for liabilities and charges stood at GBP246 million at 30 September 2003 compared to GBP268 million at 30 June 2003 and GBP300 million at 31 March 2003. The reduction of GBP22 million in the three months ended 30 September 2003 was due to the net utilisation of restructuring provisions (GBP12 million), warranties and contracts (GBP5 million) and other provisions (GBP5 million). The reduction in the six months ended 30 September 2003 included the settlement of a GBP35 million share option liability to the ESOP derivative banks on 19 May 2003.

Pensions and other retirement benefits

Our pension scheme deficits at 30 September 2003 amounted to GBP346 million compared to GBP353 million at 31 March 2003.

At 30 September 2003 an actuarial assessment of our defined benefit pension scheme liabilities and a valuation of the pension assets was performed. The actuarial assumptions reported at 31 March 2003 were reviewed and the inflation assumption of the UK scheme was increased from 2.5 per cent to 2.75 per cent. This increase impacted other assumptions as disclosed in Note 1 on page 48. All other assumptions remained unchanged. We did not update the actuarial assessment at 30 June 2003.

The impact of the actuarial assessment of GBP14 million is recognised through the Consolidated Statement of Total Recognised Gains and Losses where we recorded a loss in the UK plan of GBP78 million due to the increased inflation and a gain of GBP87 million in the UK and US plans due to actual returns on assets being higher than previously assumed.

Service costs, plan contributions, benefit payments and net finance costs have been recognised in accordance with the actuarial assumptions set at the beginning of the year and published at 31 March 2003.

As previously disclosed, during the three months ended 30 June 2003 the Trustees of our UK pension plan agreed the value to be transferred to the Merloni pension plan in respect of the accrued benefits of the employees who transferred to Merloni upon completion of the sale of our 50 per cent stake in GDA. Consistent with previous transactions, the transfer value was calculated on a share of funds basis, being the basis provided for in the sale agreement and consistent with the amount assumed therein. As previously disclosed in our Prospectus dated 31 March 2003 (page 410), the Trustees were not bound by the provisions in the original sale agreement which could have exposed us to an estimated maximum liability of GBP14.7 million. This potential exposure is now remote.
During the six months ended 30 September 2003 we recognised a settlement loss of GBP6 million in the profit and loss account arising from the difference in accounting and actuarial assumptions on the transfer value as we are now demonstrably committed to transferring deferred pensioners out of the UK plan. In the six months ended 30 September 2002, a GBP28 million curtailment gain was recognised primarily in respect of the disposal of our 50 per cent stake in GDA.

LIQUIDITY AND CAPITAL RESOURCES

Net Cash / Debt
On 19 May 2003, we completed our financial restructuring as a result of which GBP4,723 million of financial indebtedness was cancelled and new Junior and Senior Notes were issued.

                                             30         30          31
                                      September       June       March
GBP million                                2003       2003        2003
Restructured Debt                             -          -      (4,723)
US $ denominated Senior Notes              (432)      (435)          -
US $ denominated Junior Notes              (191)      (295)          -
Other bilateral and bank debt               (50)       (53)        (52)
                                          -----      -----       -----
Gross financial indebtedness               (673)      (783)     (4,775)
Cash                                        772        788       1,158
                                          -----      -----       -----
Net cash / (financial indebtedness)          99          5      (3,617)
                                          =====      =====       =====

Gross financial indebtedness at 30 September 2003 was reduced by GBP110 million to GBP673 million compared to the position at 30 June 2003. This resulted mainly from the mandatory partial redemptions of the Junior Notes completed on 31 July 2003 (US$66 million, approximately GBP41 million) and 30 September 2003 (US$103 million, approximately GBP65 million). Proceeds from the sale of our stake in Bookham Technology plc were transferred from available treasury deposits to the Mandatory Redemption Escrow Account after 30 September 2003. As previously disclosed, these were used to fund a further mandatory partial redemption of the Junior Notes on 17 October 2003 (US$29 million, GBP17 million) further reducing the principal amount of Junior Notes outstanding to US$289 million (approximately GBP174 million) at that date. The balance of the reduction in gross financial indebtedness during the three months ended 30 September 2003 related to the reduction in bilateral and other bank debt (GBP3 million) and foreign exchange translation movements (GBP1 million).

We elected to make the second coupon payment due on our Junior Notes on 31 October 2003 in cash (approximately GBP4.3 million).

Cash Flow
                                                 Three             Six
                                                months          months
                                                 ended           ended
                                                    30              30
GBP million                                  September       September
                                          2003    2002    2003    2002
Group operating cash flow before            33     (39)     65    (142)
exceptional items
Exceptional operating cash flow (before    (38)    (97)    (74)   (181)
financial restructuring payments)
                                         -----   -----   -----   -----
Group operating cash flow (after            (5)   (136)     (9)   (323)
exceptional items and before financial
restructuring payments)
Capital expenditure and financial           19     (29)     41     (25)
investment
Returns on investments and servicing of    (23)    (94)    (19)   (158)
finance
Acquisition and disposals                  104     392      98     387
Tax                                          -      (6)     (2)    (13)
                                         -----   -----   -----   -----
Group cash flow before financial            95     127     109    (132)
restructuring, use of liquid resources,
and financing
Exceptionals - payment to ESOP               -       -     (35)      -
creditors
                                         -----   -----   -----   -----
Group cash flow before use of liquid        95     127      74    (132)
resources, and financing
Management of liquid resources               5     (42)     19     (77)
Cash element of Scheme consideration         -       -    (340)      -
Other net cash outflow from financing     (104)    (54)   (105)    (38)
                                         -----   -----   -----   -----
Increase/(decrease) in cash and net bank    (4)     31    (352)   (247)
balances repayable on demand
                                         =====   =====   =====   =====

Cash Flow for the Three and Six Months Ended 30 September 2003
During the first half of the financial year, we made good progress towards our previously stated goal of maximising cash generation in order to pay down our

Junior Notes as soon as possible. This was achieved mainly through proceeds from the disposal of assets and investments and cash generated from operations (before exceptional items) which were more than sufficient to fund the cash costs of our ongoing operational restructuring and interest charges.

Before the impact on cash balances of our financial restructuring, management of liquid resources and repayment of financing, we recorded a cash inflow of GBP95 million in the three months ended 30 September 2003 and GBP109 million for the six months ended 30 September 2003.

On 19 May 2003, upon completion of the financial restructuring, we paid a GBP35 million settlement to our ESOP derivative banks and distributed GBP340 million to scheme creditors. In addition, we used approximately US$186 million (approximately GBP116 million) to fund the US$169 million (approximately GBP106 million) reduction in principal amount of the Junior Notes and the US$17 million (approximately GBP10 million) redemption premium.

As a result, our cash and net bank balances repayable on demand decreased by GBP4 million in the three months ended 30 September 2003 and by GBP352 million in the six months ended 30 September 2003.

Group Operating Cash Flow before exceptional items

We generated positive operating cash flow (before exceptional items) in both quarters of the first six months of the financial year. Overall, operating losses before exceptional items of GBP116 million were offset by depreciation and amortisation (GBP91 million), non-cash costs relating to share options (GBP8 million) and an GBP82 million reduction in working capital. This led to an adjusted operating cash flow of GBP65 million, of which GBP32 million was generated in the three months ended 30 June 2003 and GBP33 million in the three months ended 30 September 2003.

The contribution from working capital amounted to GBP56 million in the three months ended 30 June 2003 and GBP26 million in the three months ended 30 September 2003 and was driven largely by cash receipts from debtors, improved management of overdue debts and the successful renegotiation of shorter payment terms with certain key customers in Northern Europe. In addition, some cash was generated through further improvements to management of inventory demand in the supply chain.

Capital Expenditure and Financial Investment

Gross capital expenditure amounted to GBP12 million during the first six months, with GBP6 million spent in each quarter. Most of this amount was incurred in Optical Networks and BBRS. In the three months ended 30 June 2003, we generated GBP26 million from the sale of our IT assets in associated with our outsourcing agreement with CSC while in the three months ended 30 September 2003, we generated GBP23 million on the disposal of financial investments, primarily our stakes in Bookham Technology plc and Gamma Telecom Holding Ltd. As a result, net capital expenditure and financial investment amounted to GBP41 million in the first six months of the financial year.

Returns on Investments and Servicing of Finance

In the three months ended 30 September 2003, we paid interest of GBP16 million on our Junior and Senior loan notes and an additional GBP10 million of financing charges in respect of the 10 per cent premium due on the partial redemptions of our Junior Notes completed during the quarter. Other net interest received on our cash balances and paid on our bank loans amounted to GBP3 million. No interest or redemption premiums were paid on our Junior and Senior loan notes in the three months ended 30 June 2003. Other net interest received of GBP4 million in the three months ended 30 June 2003 was largely due to interest earned on cash deposits.

Exceptional Cash Flows (before payment of ESOP settlement and Scheme consideration)

We incurred total operating exceptional cash costs of GBP38 million during the three months ended 30 September 2003, which resulted from severance payments (GBP15 million), lease commitments and other obligations associated with our ongoing operational restructuring and reorganisation (GBP12 million) and the final payment of fees and expenses to advisors in the context of our financial restructuring (GBP11 million). The severance payments include our share of Jabil's costs to close the Coventry plant and transfer manufacturing to lower cost locations in Scotland and Hungary. The lease commitments and other obligations related mainly to vacant properties and other assets, which we no longer require to support our downsized and restructured business and for which we have provided in previous periods. During the three months ended 30 September 2003, we agreed and paid out settlements on a number of these onerous leases.

This brought the total operating exceptional spend in the six months ended 30 September 2003 to GBP74 million, of which GBP33 million related to the financial restructuring and GBP41 million to the operational restructuring.

Cash Flows from Acquisitions and Disposals

We generated a total of GBP104 million as a result of business disposals during the first half of the financial year. This mainly related to the disposal of our entire stake in Easynet plc (GBP94 million) with the balance relating mainly to cash released from an escrow account following the disposal of Marconi Mobile Access S.p.A and proceeds from other smaller disposals (including deferred considerations received on disposals completed in prior periods - SMS and Marconi Applied Technologies). These were partially offset by a deferred consideration of approximately GBP6 million we paid during the three months ended 30 June 2003, which related mainly to our acquisition of Northwood Technologies in May 2001.

Tax Paid

We paid net GBP2 million of tax in the six months ended 30 September, which was all incurred in the three months ended 30 June 2003.

Cash Flow for the Six Months Ended 30 September 2002

During the 6 months ended 30 September 2002, we incurred a GBP132 million cash outflow before use of liquid resources and financing. The main components of this were;
i.) a net outflow from operating activities before capital expenditure and exceptional items of GBP142 million driven largely by consumption of cash for working capital requirements, ii.) an exceptional cash outflow from operating activities of GBP181 million relating mainly to our operational restructuring, iii.) an outflow from returns on investments and servicing of finance of GBP158 million relating mainly to the burden of interest payments on our higher bank and bond debt balances prior to completion of the financial restructuring, and iv.) an inflow from acquisitions and disposals of GBP387 million largely relating to the disposal of the Strategic Communications and Marconi Applied Technologies businesses.
Other cash flows related to tax paid (GBP13 million), and cash outflows from capital expenditure and financial investment (GBP25 million).

RISK MANAGEMENT

An update on the position with respect to the risks outlined in the Operating and Financial Review for the three months to 30 June 2003 is provided below.

Liquidity Risk

At 30 September 2003, our cash and liquid resources totalled GBP772 million compared with GBP788 million at 30 June 2003.

Of this total, GBP210 million represented amounts which would be classified as restricted cash, and GBP562 million represented free cash available to us at 30 September 2003. The following table sets out the breakdown of these restricted and free cash balances at 30 September and 30 June 2003:

GBP million                                                 30      30
                                                     September    June
                                                          2003    2003
Performance Bonds:
Cash collateral on existing performance bonds              108     121
Cash collateral on super-performance bonding                27      22
facility
Performance bonding escrow account                          41      41
                                                         -----   -----
Total cash collateralised against performance              176     184
bonds
Captive insurance company                                   19      18
Collateral on secured loans in Italy                        13      15
Mandatory Redemption Escrow Account (MREA)                   2       -
                                                         -----   -----
Total Restricted Cash                                      210     217
Cash held at subsidiary level and cash in transit           65      84
Available Treasury deposits                                497     487
                                                         -----   -----
Total Cash and Liquid Resources                            772     788
                                                         =====   =====

During the three months ended 30 September 2003, we were able to release approximately GBP13 million from cash collateral on performance bonds issued prior to completion of the financial restructuring. Of this amount, approximately GBP4 million was placed as collateral against our new bonding facility and approximately GBP9 million was applied to a partial redemption of our Junior Notes. The new bonding facility allows Marconi Bonding Limited, a group subsidiary, to procure a total of GBP50 million of performance bonding. These bonds will be fully collateralised, with 50 per cent of the collateral being placed at the time of issuance of the bond (GBP2 million at 30 September 2003, GBP1 million at 30 June 2003) and 50 per cent being rolled over from releases of collateral on existing bonds (GBP25 million at 30 September 2003, GBP21 million at 30 June 2003).

During the three months ended 30 September 2003, we continued to optimise the level of cash balances held within our treasury centres. This was the main reason for the GBP19 million reduction in cash held at subsidiary level and cash in transit in the table above.

Interest Rate Risk

As at 30 September 2003, 96 per cent of our borrowings were at fixed rates of interest. Consequently, our exposure to interest rates will be limited to changes in the interest rates earned on our short-term bank deposits. Under the terms of the Senior and Junior Notes, no hedging of this risk is permitted. During the three months ended 30 September 2003, a 1 per cent increase in interest rates would have led to a GBP2 million increase in interest income, and no significant impact on interest expense.

Foreign Exchange Risk
We are exposed to movements in foreign exchange rates against sterling for both trading transactions and the translation of net assets and the profit and loss accounts of overseas subsidiaries. Our main trading currencies are the US dollar, sterling and the euro.

Following the restructuring, the majority of our debt (93 per cent as at 30 September 2003) is denominated in US dollars. It is our policy to take this US dollar exposure into account when determining the appropriate currency mix of the Group's cash balances.

As at 30 September 2003, GBP417 million of our cash balances were denominated in US dollars (GBP432 million as at 30 June 2003), GBP156 million were in sterling (GBP134 million as at 30 June 2003), and GBP172 million in euros (GBP170 million as at 30 June 2003), and the balance of GBP27 million (GBP52 million as at 30 June 2003) in other currencies.

As at 30 September 2003, we held approximately euro 157 million (GBP110 million) of cash denominated in euro within the UK, as collateral against bonding facilities and to meet potential cash requirements in the euro zone. Since this cash is designated for euro-denominated cash flow requirements, this cash is not treated as a hedge for accounting purposes, and gains and losses on retranslation of the cash into sterling are taken to net finance income / (expense).


Exchange Rate Sensitivity

The table below sets out a sensitivity analysis of the impact of a 10 per cent reduction in the value of the US Dollar, Euro-traded currencies and other currencies on our reported operating result before goodwill amortisation and exceptional items.


10 per cent        Percentage reduction in reported sterling operating
reduction:        losss/(increase in loss) before goodwill amortisation and
in the                               exceptional items
value of:

US Dollar                                                         (2.1)
Euro-traded                                                        7.8
currencies
Other                                                              0.3
                                                                 -----
      Total                                                        6.0
                                                                 =====

Customer Finance Commitments

We have not issued any new customer finance commitments during the six months ended 30 September 2003, and will not require cash resources to fund these activities in the foreseeable future. At 30 September 2003, in respect of the commitments outstanding prior to the reporting period, we had customer finance commitments of approximately GBP40 million of which GBP38 million had been drawn.

Contract Bonding Facilities

Some customers in the telecommunications market require that bank bonds or surety bonds (issued by insurance companies) are provided to guarantee performance of the equipment supplier. We had a total of GBP168 million of bonds outstanding at 30 September 2003 with both banks and insurance companies worldwide as compared with GBP171 million at 30 June 2003. Following our financial restructuring, we have a committed super-priority bonding facility for a total of GBP50 million of bonding, of which GBP6 million had been drawn at 30 September 2003. As part of our restructuring, substantially all new bonds currently have to be cash collateralised. Of the GBP135 million of collateral at 30 September 2003, GBP25 million related to collateral on bonds which have been retired and rolled into collateralisation of the new Super-priority Performance Bonding Facility, and GBP10 million was collateral against bonds issued in favour of companies which have now been sold. In the latter case, we are in the process of procuring the release of this collateral.

A maturity profile of all bonds and guarantees outstanding at 30 September 2003 is set out below:

    GBPmillion,                              Bonds                  Bonds
    Expiring,                          outstanding            outstanding
    31                                       at 30                  at 30
    March,                               September                   June
                                              2003                   2003
    2004 or earlier                             43                     60
                       2005                     41                     26
                       2006                     12                     16
                       2007                     40                     38
    Thereafter                                  18                     17
    No expiry date                              14                     14
                                             -----                  -----
                      Total                    168                    171
                                             =====                  =====

A number of our performance bond arrangements carry rights for the issuer to call for cash collateral, either unconditionally or upon the occurrence of certain events. We estimate that as at 30 September 2003, performance bonds with a face value of approximately GBP43 million had varying conditional or unconditional rights to call for cash collateral.



MARCONI CORPORATION PLC
CONSOLIDATED PROFIT AND LOSS ACCOUNT

                                           6            6
                                      months       months         Year
                                          to           to           to
                                          30           30           31
                                   September    September        March
GBP million                Note         2003         2003         2003
TURNOVER
Continuing operations         3          756        1,019        1,914
Discontinued operations       3            -           87           88
Group                         2          756        1,106        2,002
                                  ----------   ----------   ----------
OPERATING LOSS
Group operating loss
Excluding goodwill                       (67)        (231)        (308)
amortisation and
exceptional items
Goodwill amortisation                    (49)         (54)        (104)
Operating exceptional      4a            (33)        (206)        (317)
items
                              3         (149)        (491)        (729)
Continuing operations                   (149)        (485)        (723)
Discontinued operations                    -           (6)          (6)
                              3         (149)        (491)        (729)
Share of operating loss of
joint ventures
Excluding goodwill                        (2)          (4)          (8)
amortisation and
exceptional items
Operating exceptional      4a              -          (32)         (32)
items
                                          (2)         (36)         (40)
                                   ---------    ---------    ---------
                                        (151)        (527)        (769)
Share of operating loss of
associates
Excluding goodwill                        (6)         (17)         (27)
amortisation and
exceptional items
Goodwill amortisation                     (5)          (5)         (10)
Goodwill impairment                        -          (27)         (27)
Operating exceptional      4b              -          (18)         (25)
items
                                         (11)         (67)         (89)
                                   ---------    ---------    ---------
Total operating loss          2         (162)        (594)        (858)

Non-operating exceptional
items
Gain / loss on disposal of 4c              9           (5)          (5)
discontinued operations
Gain on disposal of        4c             76            -            -
associates
Gain on disposal of fixed  4c             18           31           26
assets and investments in
continuing operations
Merger/demerger items                      -            -          123
Group share of associates' 4c              -           (3)          (3)
non-operating exceptional
items
                                         103           23          141
Amounts revalued/(written  4d              1          (40)         (40)
off) investments
Gain / (loss) on waiver of 4e             25         (186)        (315)
balance payable to Marconi
plc group

Net interest payable
Group                         5          (20)        (120)        (242)
Share of joint ventures       5            -            1            -
and associates
                              5          (20)        (119)        (242)

Net finance (expenditure)     6          (47)           2          (14)
/ income

LOSS ON ORDINARY
ACTIVITIES BEFORE
TAXATION
Excluding goodwill                      (142)        (369)        (599)
amortisation and
exceptional items
Goodwill amortisation and                 42         (545)        (729)
exceptional items
                              2         (100)        (914)      (1,328)
TAX CREDIT/(CHARGE) ON
LOSS ON ORDINARY
ACTIVITIES
Excluding tax on goodwill                 (6)         (10)         107
amortisation and
exceptional items
Exceptional tax credit                    20            -           78
                           7a             14          (10)         185
LOSS ON ORDINARY                         (86)        (924)      (1,143)
ACTIVITIES AFTER
TAXATION
Equity minority                            -           (1)          (1)
interests
                                   ---------    ---------    ---------
LOSS ON ORDINARY                         (86)        (925)      (1,144)
ACTIVITIES ATTRIBUTABLE TO
THE EQUITY SHAREHOLDERS
AND RETAINED LOSS FOR THE
PERIOD
                                     =======      =======      =======
Basic and diluted loss per    8        (28.8p)     (161.4p)     (199.6p)
share
Basic adjusted loss per       8        (34.2p)      (66.4p)      (86.0p)
share
                                     =======      =======      =======

MARCONI CORPORATION PLC
CONSOLIDATED BALANCE SHEET
                             30           30           30           31
                      September    September         June        March
GBP million     Note         2003         2003         2003         2003

FIXED
ASSETS
Goodwill                    541          672          566          597
Tangible                    192          329          209          243
assets
Investments                  23          121           57           63
                     ----------   ----------   ----------   ----------
                            756        1,122          832          903
CURRENT
ASSETS
Stocks and      10          202          356          215          234
contracts in
progress
Debtors:        11          464          803          519          581
amounts
falling due
within one
year
Debtors:        11            8           59           10           32
amounts
falling due
after more
than one
year
Cash at bank    12          772        1,062          788        1,158
and in hand
                     ----------   ----------   ----------   ----------
                          1,446        2,280        1,532        2,005

Creditors:      13         (627)      (3,611)        (666)      (5,541)
amounts
falling due
within one
year
                     ----------   ----------   ----------   ----------
NET CURRENT                 819       (1,331)         866       (3,536)
ASSETS/
(LIABILITIES)
                     ----------                             ----------
Total assets              1,575         (209)       1,698       (2,633)
less current
liabilities
Creditors:      13         (660)      (2,107)        (770)         (46)
Amounts
falling due
after more
than one
year
Provisions      14         (246)        (456)        (268)        (300)
for
liabilities
and charges
                     ----------   ----------   ----------   ----------
NET ASSETS/                 669       (2,772)         660       (2,979)
(LIABILITIES)
BEFORE
RETIREMENT
BENEFIT
DEFICITS
Retirement       1         (346)        (439)        (357)        (353)
benefit
scheme
deficits
                     ----------   ----------                ----------
NET ASSETS/                 323       (3,211)         303       (3,332)
(LIABILITIES)
AFTER
RETIREMENT
BENEFIT
DEFICITS
                       ========      =======       ======       ======
CAPITAL AND
RESERVES
Called-up     15a            50          143           50          143
share
capital
Shares to be  15b             8            -            1            -
issued
Share premium 15b             -          700            -          700
account
Capital       15b             9            9            9            9
reserve
Capital       15b           334            -          343            -
reduction
reserve
Profit and    15b           (81)      (4,072)        (102)      (4,187)
loss
account
                     ----------   ----------   ----------   ----------
Equity                      320       (3,220)         301       (3,335)
shareholders'
interests
Equity                        3            9            2            3
minority
interests
                     ----------   ----------   ----------   ----------
                            323       (3,211)         303       (3,332)
                          =====        =====        =====        =====

MARCONI CORPORATION PLC
CONSOLIDATED CASH FLOW STATEMENT
                                           6            6
                                      months       months         Year
                                          to           to           to
                                          30           30           31
                                   September    September        March
GBP million                  Note         2003         2002         2003
Net cash inflow/(outflow)   16a           65         (142)           8
from operating activities
before exceptional items
Exceptional cash outflows    4f         (109)        (181)        (329)
from operating
activities

Net cash outflow from
operating activities after
exceptional items
Continuing operations                    (44)        (282)        (282)
Discontinued operations                    -          (41)         (39)
                                         (44)        (323)        (321)
Returns on investments and  16b          (19)        (158)        (164)
servicing of finance
Tax (paid)/repaid           16c           (2)         (13)          31
Capital expenditure and     16d           41          (25)         (30)
financial investment
Acquisitions and            16e           98          387          433
disposals
                                  ----------   ----------   ----------
Cash inflow/(outflow)                     74         (132)         (51)
before use of liquid
resources and financing
Net cash inflow/(outflow)   16f           19          (77)        (159)
from management of liquid
resources
Cash element of Scheme      16g         (340)           -            -
consideration
Other net cash outflow      16g         (105)         (38)         (40)
from financing
                                  ----------   ----------   ----------
DECREASE IN CASH AND NET                (352)        (247)        (250)
BANK BALANCES REPAYABLE ON
DEMAND
                                     =======      =======      =======
RECONCILIATION OF NET CASH FLOW TO MOVEMENTS IN NET
MONETARY FUNDS/(DEBT)

                                           6            6
                                      months       months         Year
                                          to           to           to
                                          30           30           31
                                   September    September        March
GBP million                Note         2003         2002         2003

Decrease in cash and net                (352)        (247)        (250)
bank balances repayable on
demand
Net cash (inflow)/outflow                (19)          77          159
from management of liquid
resources
Net cash outflow from                    105           38           40
decrease in debt and lease
financing
                                  ----------   ----------   ----------
Change in net monetary                  (266)        (132)         (51)
funds/(debt) resulting
from cash flows
Net debt disposed with                     -           17           24
subsidiaries
Other non-cash changes       17        3,956         (223)        (364)
Effect of foreign exchange   17           26          159          109
rate changes
                                  ----------   ----------   ----------
Movement in net monetary               3,716         (179)        (282)
funds/(debt) in the
period
Net monetary debt at 1       17       (3,617)      (3,335)      (3,335)
April
                                  ----------   ----------   ----------
Net monetary funds/(debt)    17           99       (3,514)      (3,617)
at end of period
                                      ======       ======       ======


MARCONI CORPORATION PLC
CONSOLIDATED STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES

                                           6            6
                                      months       months         Year
                                          to           to           to
                                          30           30           31
                                   September    September        March
GBP million                             2003         2002         2003

Loss on ordinary activities
attributable to the
shareholders
Group                                    (73)        (820)      (1,049)
Share of joint ventures                   (2)         (35)         (40)
Share of associates                      (11)         (70)         (55)
                                         (86)        (925)      (1,144)

Exchange differences on                   (1)         106          103
translation
Tax charge on exchange                     -           (3)           -
differences
Actuarial gain/(loss) recognised          14         (373)        (269)
on retirement benefit schemes
                                  ----------   ----------   ----------
TOTAL RECOGNISED GAINS AND               (73)      (1,195)      (1,310)
LOSSES
                                      ======       ======       ======


RECONCILIATION OF MOVEMENTS IN EQUITY SHAREHOLDERS' INTERESTS

                                           6            6
                                      months       months         Year
                                          to           to           to
                                          30           30           31
                                   September    September        March
GBP million                Note         2003         2002         2003

Total recognised gains and               (73)      (1,195)      (1,310)
losses
Shares to be issued                        8            -            -
New share capital and        15        3,720            -            -
share premium
Group share of associates'                 -            3            3
shares to be issued
                                  ----------   ----------   ----------
Total movement in the                  3,655       (1,192)      (1,307)
period

Equity shareholders'                  (3,335)      (2,028)      (2,028)
interests at 1 April
                                  ----------   ----------   ----------
Equity shareholders'                     320       (3,220)      (3,335)
interests at end of
period
                                      ======       ======       ======

        NOTES TO THE NON-STATUTORY ACCOUNTS

 1. .ACCOUNTING POLICIES
    Financial information in the non-statutory accounts is presented on the basis of the UK accounting policies of Marconi Corporation plc as set out in the Annual Report and Accounts for the year ended 31 March 2003. The unaudited results for the interim period should therefore be read in conjunction with the Marconi Corporation plc 2003 Annual Report and Accounts. The financial information does not comprise statutory accounts for the purposes of Section 240 of the Companies Act 1985 and has not been audited. The balance sheet information at 31 March 2003 has been extracted from the Annual Report and Accounts of Marconi Corporation plc for the year then ended. The audit report on those accounts, which have been delivered to the Registrar of Companies, was unqualified and did not contain a statement under Section 237 (2) or (3) of the Companies Act 1985.

    Associates

    Associates consist of long-term investments in which the Group holds a participating interest and over which it exercises significant influence. Other than Easynet Group plc, investments in associates are stated at the amount of the Group's share of net assets including goodwill derived from audited or management accounts made up to that date. In the three months to 30 June 2003 the results for Easynet Group plc for the six months ended 30 June 2003 were not publicly available at the date of issue of Marconi Corporation plc's first quarter report. Consequently, the Group included an estimate of Easynet Group plc's operating losses based on 50 per cent of their results before exceptional items for the six months ended 31 December 2002, being the last available reported financial information. The three months ended 30 June 2002 included 50 per cent of Easynet Group plc's operating loss and incurred operating exceptional items for the six months ended 31 December 2001. Exceptional items are assumed to be one off events and recognised when reported.

    In the three months ended 30 September 2003, Easynet plc published their results to 30 June 2003 and we sold our investment in Easynet plc in two tranches. We have estimated the results of Easynet plc to the dates of disposal based on the most recently published information.

    Pensions and other retirement benefits

    At 30 September 2003, an actuarial assessment of our pension schemes was undertaken and the following actuarial assumptions were changed for the Group's largest pension scheme, the UK plan.

                                                       At           At
                                                       30           31
                                                September        March
                                                     2003         2003
                                                per cent      per cent

    Rate of general increase in salaries             4.75         4.50
    Rate of increase in pension payments             2.75         2.50
    Rate of increase in deferred pensioners          2.75         2.50
    Inflation assumption                             2.75         2.50

    All other assumptions remained unchanged from 31 March 2003. The impact of these changes and disclosure of settlement losses in the period are discussed on page 36.

    Currency Translation
    Transactions denominated in foreign currencies are translated into the functional currency at the rates ruling at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are retranslated at the rates ruling at that date. These translation differences are dealt with in the profit and loss account with the exception of certain gains and losses arising under hedging transactions in prior periods.

    Profits and losses of overseas subsidiaries, joint ventures and associates and cash flows of overseas subsidiaries are translated at the average rates of exchange during the period. Non-sterling net assets are translated at year-end rates of exchange. Key rates used are as follows :



                        Average rates                      Period-end rates
                      6            6
                 months       months      Year
                     to           to        to
                     30           30        31           30           30        31
              September    September     March    September    September     March
                   2003         2002      2003         2003         2002      2003

    US           1.6227       1.5204    1.5538       1.6614       1.5726    1.5807
    dollar
    Euro         1.4262       1.5813    1.5499       1.4267       1.5913    1.4486

    The differences arising from the restatement of profits and losses and the retranslation of the opening net liabilities to period end rates are taken to reserves.

 2. SEGMENTAL ANALYSIS

        Analysis of results and net assets/(liabilities) by class of business

                    (Loss)/profit
                       before                                           Net assets/
GBP million              tax                 Turnover                  (liabilities)
                         6                  6
                       months                 months
                         to                     to
                        30                     30                          30         31
                        Sept                   Sept                      Sept       March
                     2003         2002         2003         2002         2003         2003

Network               (51)        (179)         480          600         )181          205
equipment
Network                17            5          276          392
services
Central               (28)         (31)           -            -
costs
Other                  (5)         (24)           -           27          (16)         (30)
               ----------   ----------   ----------   ----------   ----------   ----------
Continuing            (67)        (229)         756        1,019          165          175
operations
Discontinued            -           (2)           -           87            -            -
operations
                                             ======       ======
                      (67)        (231)         756        1,106          165          175

Goodwill              (49)         (54)                                   541          597
amortisation
Operating             (33)        (238)
exceptional
items
(note 4a)
               ----------   ----------
Group                (149)        (523)
operating
loss
Joint                  (2)          (4)                                     2            3
ventures
Associates            (11)         (67)                                    16           44

Total                (162)        (594)
operating
loss
Non-operating         103           23
exceptional
items (note
4c)
Amounts                 1          (40)
revalued/
(written off)
investments
(note 4d)
Gain on waiver         25         (186)
of balance
payable to
Marconi plc
group (note
4e)
Net interest          (20)        (119)                                   104       (3,198)
payable and
interest
bearing assets
and
liabilities
Net finance           (47)           2
expenditure

Unallocated                                                              (505)        (550)
net
liabilities
Non-interest                                                                          (403)
bearing
amounts owing
to Marconi plc
companies not
in Marconi
Corporation
plc group
               ----------   ----------   ----------   ----------   ----------   ----------
                     (100)        (914)                                   323       (3,332)
                    =====        =====                                  =====        =====

        Goodwill arising on acquisitions is amortised over a period not exceeding 20 years. Separate components of goodwill are identified and amortised over the appropriate useful economic life. The remaining goodwill on the balance sheet will be amortised over an average period of approximately 6 years. It is not practical to disclose goodwill amortisation on a segmental basis as any allocation would be arbitrary.

        The net assets of Network Equipment and Network Services cannot be separately identified as the same assets are generally used to generate sales in each of these segments. The results of these segments are separately reportable. Central costs include GBP9 million of share options (2002: GBPnil). Other consists of previous non-core businesses, the largest of which UMTS, was sold in the period.

        Sales by Group companies to joint ventures and associates amounted to GBP11 million (2002: GBP16 million). Purchase from joint ventures and associates amounted to GBPnil (2002: GBPnil).

        Certain assets and liabilities cannot be allocated by class of business or territory. These principally consist of taxation, retirement benefits and central provisions.

        The Group has historically divided its business into three segments:
        Network Equipment, Network Services and Other but is now adopting a new reporting structure along geographic lines. The profit/(loss) before taxation, turnover and total assets for the NARF and Non-NARF segments are disclosed for the first and second quarter. Further information to comply with our loan note covenants is disclosed in Notes 20.

                   (Loss)/profit
                      before                                                Net
GBP million               tax                    Turnover                   Assets
                      30           30           30           30           30           30
               September         June    September         June    September         June
                    2003         2003         2003         2003         2003         2003
NARF                  15            4          139          121           93           73
Non-NARF              (7)        (106)         250          246          124          120
Consolidation         (3)          (3)           -            -          106          110
adjustment
for
goodwill
              ----------   ----------   ----------   ----------   ----------   ----------
Continuing             5         (105)         389          367          323          303
operations
                   =====        =====        =====        =====        =====        =====

Analysis of turnover by class of business


                                          To
                                   customers
                                          in
                                         the                        To
                                      United                 customers
GBP million                          Kingdom                  overseas
6 months to 30             2003         2002         2003         2002
September

Network equipment            79          128          401          472
Network services            121          126          155          266
Other                         -            8            -           19
                     ----------   ----------   ----------   ----------
Continuing                  200          262          556          757
operations
Discontinued                  -           11            -           76
operations
                     ----------   ----------   ----------   ----------
                            200          273          556          833
                         ======       ======       ======       ======

NARF                          1                       259
Non-NARF                    199                       297
                     ----------                ----------
Continuing                  200                       556
operations
                         ======                    ======

Analysis of turnover by territory of destination
GBP million


6 months to 30 September                       2003               2002

United Kingdom                                  200                273
Other EMEA                                      243                387
North America                                   242                304
CALA                                             21                 43
APAC                                             50                 99
                                         ----------         ----------
                                                756              1,106
                                             ======             ======

        Analysis of operating loss before goodwill amortisation and exceptional items, turnover and net assets/(liabilities) be territory of origin

                 Operating                                         Net assets/)
               (loss)/profit               Turnover                (liabilities)
                    6                         6
                  months                    months
                    to                        to
                  30                        30                 30              31
GBP              September                 September          September      March
million
                2003         2002         2003         2002         2003         2003
UK (incl.        (25)         (64)         234          371          181          233
central
costs)
Other            (49)         (89)         228          378          (57)        (130)
EMEA
North             14          (58)         249          310           36           83
America
CALA               1            1           21           34           10            8
APAC              (8)         (21)          24           13           (5)         (19)
          ----------   ----------   ----------   ----------   ----------   ----------
                 (67)        (231)         756        1,106          165          175
               =====        =====        =====        =====        =====        =====

        North America includes some small operations which are excluded from the NARF, in particular the Group's wireless software and services activities.

 3. GROUP OPERATING LOSS (EXCLUDING JOINT VENTURES)

                                              Exceptional
    GBP million                    Continuing         items        Total
    6 months to 30 September
    2003

    Turnover                            756             -          756
    Cost of sales                      (571)            6         (565)
                                 ----------    ----------   ----------
    Gross profit                        185             6          191

    Selling and distribution           (104)            -         (104)
    expenses
    Administrative expenses -           (48)          (39)         (87)
    other
    Research and development           (105)            -         (105)
    Goodwill amortisation               (49)            -          (49)
                                 ----------    ----------   ----------
    Administrative expenses -          (202)          (39)        (241)
    total
    Other operating income                5             -            5
                                 ----------    ----------   ----------
    Operating loss                     (116)          (33)        (149)
                                     ======        ======       ======

    Share option costs of GBP9 million are included within selling and distribution expenses, administrative expenses and research and development.

                                               Exceptional
    GBP million      Continuing   Discontinued        items        Total
    6 months to 30
    September
    2002

    Turnover            1,019             87             -        1,106
    Cost of              (842)           (63)          (24)        (929)
    sales
                   ----------     ----------    ----------   ----------
    Gross profit/         177             24           (24)         177
    (loss)

    Selling and          (152)           (11)            -         (163)
    distribution
    expenses
    Administrative        (65)            (6)         (182)        (253)
    expenses -
    other
    Research and         (182)           (11)            -         (193)
    development
    Goodwill              (51)            (3)            -          (54)
    amortisation
                   ----------     ----------    ----------   ----------
    Administrative       (298)           (20)         (182)        (500)
    expenses -
    total
    Other                  (7)             2             -           (5)
    operating
    expense
                   ----------     ----------    ----------   ----------
    Operating            (280)            (5)         (206)        (491)
    loss
                        =====         ======        ======       ======

                                               Exceptional
    GBP million      Continuing   Discontinued         items        Total
    Year to 31
    March 2003

    Turnover            1,914             88             -        2,002
    Cost of            (1,530)           (64)          (21)      (1,615)
    sales
                   ----------     ----------    ----------   ----------
    Gross profit          384             24           (21)         387

    Selling and          (266)           (11)            -         (277)
    distribution
    expenses
    Administrative       (107)            (6)         (296)        (409)
    expenses -
    other
    Research and         (316)           (11)            -         (327)
    development
    Goodwill             (102)            (2)            -         (104)
    amortisation
                   ----------     ----------    ----------   ----------
    Administrative       (525)           (19)         (296)        (840)
    expenses -
    total
    Other                  (1)             2             -            1
    operating
    expense
                   ----------     ----------    ----------
    Operating            (408)            (4)         (317)        (729)
    loss
                        =====          =====         =====        =====

    All exceptional items, except for GBP1 million in the six months ended 30 September 2002 and GBP2 million in the year ended 31 March 2003 charged to operating expenses, relate to continuing operations.

    Exceptional items are shown in further detail in note 4.

    The Group disposed of its Strategic Communications business during the year ended 31 March 2003. This activity is shown as discontinued in the note above.

4. EXCEPTIONAL ITEMS

These charges have been analysed as follows:

 a. Operating exceptional items

            GBP million
            6 months to 30 September                         2003         2002

            Restructuring costs - included in    (i)            6          (24)
            cost of sales
                                                       ----------   ----------
            Impairment of goodwill and          (ii)            -          (31)
            tangible fixed assets
            Restructuring and reorganisation   (iii)          (43)        (166)
            costs
            System implementation costs         (iv)            -            7
            Releases in respect of doubtful      (v)            4            8
            debts
                                                       ----------   ----------
            Included in administrative                        (39)        (182)
            expenses

            Group operating exceptional                       (33)        (206)
            items
            Share of joint ventures' operating  (vi)            -          (32)
            exceptional items
                                                       ----------   ----------
            Total operating exceptional items                 (33)        (238)
            (excluding associates)
                                                            =====        =====

     i) In the six months ended 30 September 2003, GBP6 million was credited to restructuring costs within costs of sale. GBP5 million of this relates to the release of liability provisions held against the outsourcing of certain manufacturing operations to Jabil Circuit Inc and GBP1 million received on account for stock, previously fully provided for through an exceptional charge, and subsequently utilised by Jabil. In the six months ended 30 September 2002, GBP24 million was charged in relation to the Jabil outsourcing arrangement.

     ii) In the six months ended 30 September 2002, in light of declining industry and economic trends on its current and expected future operations, the Group reassessed the carrying values of goodwill and tangible fixed assets. As a consequence tangible fixed assets were impaired by GBP31 million.

     iii) As part of the Group's cost reduction actions, a charge of GBP43 million (2002: GBP166 million) was recorded during the six months ended 30 September 2003. This includes GBP13 million for the costs of the financial restructuring, GBP19 million for employee severance and the balance is for site rationalisation and other restructuring costs. The site rationalisation costs reflect charges associated with the closure and consolidation of various sites around the world as part of the business restructuring.

     iv) During the year ended 31 March 2002, the Group planned to implement a new global IT system. In light of the subsequent revised trading outlook and the continued focus on cost reduction, the implementation was terminated. During the six months ended 30 September 2002, the Group was able to revise its previous estimate of the overall costs leading to the release of GBP7 million from the amounts accrued in the year to 31 March 2002. v) In light of the declining market and economic trends the Group was experiencing, during the previous financial year an exceptional provision against bad and doubtful debts was charged during the year to 31 March 2002. Of this amount, GBP4 million was reassessed and released to the profit and loss account in the six months to 30 September 2003. In the six months to 30 September 2002, GBP8 million previously provided for was paid by the Group's debtors.

     vi) During the period ended 30 September 2002, the Group also recorded its GBP32 million share of the operating exceptional charges of its joint ventures. Of this, GBP31 million related to the impairment of intangible fixed assets in Ultramast Ltd.

    Analysis by segment
    GBP million

    6 months to 30 September                        2003         2002
    Network Equipment and Network Services           (33)        (187)
    Other                                              -          (18)
                                              ----------   ----------
    Continuing operations                            (33)        (205)
    Discontinued operations                            -           (1)
                                              ----------   ----------
                                                     (33)        (206)
                                                  ======       ======
    United Kingdom                                   (34)         (91)
    Other EMEA                                         9          (16)
    US                                                (7)         (96)
    CALA                                               -           (1)
    APAC                                              (1)          (2)
                                              ----------   ----------
                                                     (33)        (206)
                                                   ======       ======

  b. Associates'  operating exceptional items As disclosed in note 1 the
     Group has recorded GBPnil (2002: GBP18 million) of operating exceptional charges of its associates, in respect of Easynet Group Plc. These charges related to impairment of goodwill and tangible fixed assets, and restructuring and reorganisation costs.

 c. Non-operating exceptional items
    GBP million
    6 months to 30 September                         2003         2002
    Gain/(loss) on disposal of discontinued             9           (5)
    operations
    Gain on disposal of associates                     76            -
    Gain on disposal of fixed assets and               18           31
    investments in continuing operations
    Group share of associates' non-operating            -           (3)
    exceptional items
                                               ----------   ----------
    Included in non-operating exceptional             103           23
    items
                                                   ======       ======

     Non-operating exceptional profits in the six months ended 30 September 2003 amounted to GBP103 million and consisted of a GBP9 million gain on the disposal of discontinued operations, profits on the disposal of Easynet (GBP76 million), Marconi Mobile Access S.p.A. (GBP9 million) and other fixed asset investments (GBP15 million), partially offset by a pension settlement loss on a previous disposal of GBP6 million.

    The gain on disposal of discontinued operations related to the recognition of deferred consideration on the disposal of Strategic Communications sold in the year ended 31 March 2003. Following agreement with Finmeccanica on 17 July 2003, this cash has now been received. The loss on disposal of discontinued operations in 2002 resulted from the sale of Strategic Communications (GBP41 million) offset by the release of provisions relating to the disposal of the Group's Systems businesses (Medical, Commerce and Data Systems).

    On 4 July 2003, Marconi announced that it had successfully completed the sale of 36,135,948 ordinary shares in Easynet Group plc at a price of 112 pence per share. This transaction raised GBP40.5 million before expenses and reduced the Group's economic stake in Easynet to 40 per cent. The net profit on disposal was approximately GBP30 million. On 4 September 2003, Marconi announced that it had successfully completed the sale of its remaining 44,682,364 ordinary shares in Easynet at a price of 127 pence per share. This transaction raised GBP56.7 million before expenses and reduced the Group's economic stake in Easynet to zero. The net profit on disposal was approximately GBP46 million.

    On 17 July 2003, we completed the sale of our remaining non-core mobile communications subsidiary, Marconi Mobile Access S.p.A. (also known as UMTS) to Finmeccanica S.p.A.. We agreed to capitalise the business with approximately Euro 6 million (approximately GBP4 million) prior to disposal. The net profit on disposal is approximately GBP9 million.

    During the six months ended 30 September 2003, Marconi also disposed of a number of fixed asset investments. On 20 August 2003, we sold our entire stake of 2,249,000 shares in Gamma Telecom Holdings Limited for approximately GBP5.6 million giving rise to a net profit of approximately GBP4 million. On 24 September 2003, we sold our shares in Bookham Technology for approximately GBP16 million giving rise to a profit of GBP6 million and on 9 September 2003 we sold our shares in Oxus Plc for approximately GBP1 million. Further consideration was also received on the previous disposals of Tetra, Marconi Applied Technologies and SMS giving rise to a net profit of approximately GBP4 million.

    A settlement loss of GBP6 million has been recognised, as the Group is now demonstrably committed to transferring deferred pensioners out of the UK plan following the sale of the Group's 50 per cent share in General Domestic Appliances.

    In 2002, a curtailment gain of GBP28 million in respect of pension liabilities was recognised principally following the sale of the Group's 50 per cent share of General Domestic Appliances in March 2002. The balance mainly relates to gains on property disposals.

 d. Amounts revalued/(written off) investments

    The revaluation of some of the Group's investments is in line with its accounting policy whereby listed investments are marked to their market value at the end of each reporting period and unlisted investments are held at the lower of cost and recoverable value.

 e. Gain on waiver of balance payable to Marconi plc

    As part of the restructuring, Marconi Corporation plc and its subsidiaries entered into an agreement with Marconi plc and its direct subsidiaries to reassign and waive balances between the Marconi plc group and the Marconi Corporation plc group. At 31 March 2003, Marconi Corporation plc provided for amounts due to it from Marconi plc and its direct subsidiaries which are no longer considered to be recoverable. The gain of GBP25 million arose from a direct subsidiary of Marconi plc waiving payment of the balance on 19 May 2003.

    Amounts written off in 2002 of GBP186 million were in respect of a funding receivable from Marconi plc in the six months ended 30 September 2002 related to amounts which the Company no longer considered to be recoverable.

 f. Exceptional cash flows

GBP million
6 months to 30 September                             2003         2002

Operating
ESOP settlement                                       (35)           -
Restructuring costs                                   (55)        (169)
Systems implementation costs                            -          (12)
Other                                                 (19)           -
                                               ----------   ----------
                                                     (109)        (181)
                                                   ======       ======
Non-operating and financing
Scheme consideration                                 (340)           -
Disposal of tangible fixed assets                      26           20
Net proceeds on disposal of interests in               98          387
subsidiary companies, joint ventures and
associates
                                               ----------   ----------
                                                     (216)         407
                                                   ======       ======

5. NET INTEREST PAYABLE
    GBP million
    6 months to 30 September                         2003         2002

    Interest receivable
    Loans and deposits                                  9           20
    Other                                               -           13
                                               ----------   ----------
    Interest receivable total                           9           33

    Interest payable
    Bank loans, loan notes and overdrafts             (29)        (153)
    (2003: less interest accrual release of GBP3
    million)
                                               ----------   ----------
    Net interest payable - Group                      (20)        (120)
                                                    =====        =====
    Share of net income receivable from joint           -            1
    ventures and associates
                                               ----------   ----------
    Net interest payable                              (20)        (119)
                                                    =====        =====

6. NET FINANCE (EXPENDITURE) / income

    GBP million
    6 months to 30 September                         2003         2002

    Finance costs
    Exceptional write off of capitalised              (46)           -
    losses on swaps
    Interest on pension scheme                        (74)         (83)
    liabilities
    Other (including premium on redemption            (11)          (2)
    of Junior notes)
                                               ----------   ----------
    Finance costs total                              (131)         (85)
                                                   ======       ======
    Finance income
    Expected return on pension scheme                  71           80
    assets
    Net gain on cash and unhedged foreign              13            7
    exchange borrowings

    Finance income total                               84           87
                                                   ======       ======

    Net finance expenditure                           (47)           2
                                                   ======       ======
7. TAX

 a. Tax (credit)/charge on loss on ordinary activities
    GBP million
    6 months to 30 September                         2003         2002

    Current taxation
    Corporation tax 30 per cent (2002: 30 per           -           (1)
    cent)
    UK overprovision in respect of prior              (20)           -
    years
    Overseas tax                                        6           11
                                               ----------   ----------
                                       Total          (14)          10
                                                   ======       ======


   A non-operating exceptional tax credit of GBP20 million (2002: GBPnil) arose as a result of the scheme of arrangement becoming effective.

 b. Factors that may affect future tax charges

Deferred tax assets have not been recognised in respect of operating losses, pension scheme deficits, and exceptional expenditure as the Group is not sufficiently certain that it will be able to recover those assets within a relatively short period of time.

8. LOSS PER SHARE
    Basic and diluted loss per share is calculated by reference to a weighted average of 297.9 million ordinary shares (2002: 573.3 million ordinary shares) in issue during the period.
    The effect of share options is anti-dilutive for each period presented and has therefore been excluded from the calculation of diluted weighted average number of shares.
    An adjusted basic loss per share has been presented in order to highlight the underlying performance of the Group, and is calculated as set out in the table below.
    Reconciliation of loss per share excluding goodwill amortisation and exceptional items:

    6 months to 30                          2003                  2002
    September
                                            Loss                  Loss
                               Loss          per         Loss      per
                                  GBP        share            GBP    share
                            million        Pence      million    pence

    Loss and basic loss         (86)       (28.8)        (925)  (161.4)
    per share
    Exceptional items
    (note 4)
    Operating                    33         11.1          238     41.6
    exceptional items
    Group share of                -            -           18      3.1
    associate's
    operating
    exceptional items
    Non-operating              (103)       (34.6)         (23)    (4.0)
    exceptional items
    Amounts revalued/            (1)        (0.3)          40      7.0
    (written off)
    investments
    Gain on waiver of           (25)        (8.4)         186     32.4
    balance payable to
    Marconi plc group
    Goodwill                     54         18.1           86     15.0
    amortisation and
    impairment
    Write off of                 46         15.4            -        -
    capitalised losses
    on swaps
    Exceptional tax             (20)        (6.7)           -        -
    credit
                         ----------   ----------   ----------
                               (102)       (34.2)        (380)   (66.4)
                             ======       ======       ======   ======



    Using the number of shares in issue at 30 September 2003 (200 million), the pro forma basic and diluted loss per share was 42.9 pence and the adjusted basic loss per share was 51.0 pence.

9. SHARE OPTIONS

     As   previously  announced at the time of the financial  restructuring,  in the six months to 30 September 2003, the Company granted nil cost share options to its executive directors and senior managers. In
     total,   using  numbers  and  prices  following  the  1  for  5  share consolidation,  which took effect on 9 September  2003,  options  over
     15.23 million ordinary shares were granted on 24 June 2003 with options over a further 1 million shares granted on 1 September 2003.
     The adjusted mid market closing price of a Marconi Corporation plc share on the dates of grant were 293.75 pence on 24 June 2003 and 455 pence on 1 September 2003. Under UK GAAP, the cost of these options will be spread over the five performance periods defined in the nil cost share option plan set out in the Group's prospectus dated 31 March 2003. The overall impact on the Group's Profit and Loss Account over the life of the Plan through to the financial year ending 31 March 2007, assuming all performance triggers are met by the earliest vesting date, will be approximately GBP49 million before payroll tax.
     The GBP49 million charge is a non-cash item. The operating loss for the three months ended 30 September 2003 has been charged with GBP8 million (2002: GBPnil) and shares to be issued in the balance sheet have been credited with GBP8 million.

     On 30 June 2003, the Company granted market value share options to employees. In total, options over 6.3 million ordinary shares have been or are expected to be granted. Under UK GAAP, the only cost of these options will be employer national insurance contributions incurred when the share options vest. The performance conditions are the same as the nil cost share option plan.

10. stocks and contracts in progress

                                          30           30           31
                                   September         June        March
    GBP million                         2003         2003         2003

    Raw materials and bought in           71           84           89
    components
    Work in progress                      52           53           60
    Payments on account                   (2)          (2)          (2)
    Long term contract work in             7            5           11
    progress
    Finished goods                        74           75           76
                                  ----------   ----------   ----------
                                         202          215          234
                                      ======       ======       ======
11. DEBTORS
                                          30           30           31
                                   September         June        March
    GBP million                         2003         2003         2003

    Amounts falling due within
    one year:
    Trade debtors                        339          375          464
    Amounts owed by joint                 25           28           30
    ventures and associates
    Other debtors                         71           75           57
    Prepayments and accrued               29           41           30
    income
                                  ----------   ----------   ----------
                                         464          519          581
    Amounts falling due after
    more than one year:
    Trade debtors                          6            8            2
    Other debtors                          1            1           29
    Prepayments and accrued                1            1            1
    income
                                  ----------   ----------   ----------
                                           8           10           32
                                  ----------   ----------   ----------
                                         472          529          613
                                       =====        =====        =====
12. Cash at bank and in hand
                                          30           30           31
                                   September         June        March
    GBP million                         2003         2003         2003

    Cash and bank deposits               562          571          934
    repayable on demand
    Other cash deposits                  210          217          224
                                  ----------   ----------   ----------
    Cash at bank and in hand             772          788        1,158
                                      ======       ======       ======
    Included in the amounts above
    are restricted cash of:
    Secured                               13           15          812
    Collateral against bonding           176          184          135
    facilities
    Held by captive insurance             19           18           17
    company
    Mandatory redemption escrow            2            -            -
    account
                                  ----------   ----------   ----------
    Restricted cash                      210          217          964
    Other                                562          571          194
                                  ----------   ----------   ----------
    Cash at bank and in hand             772          788        1,158
                                      ======       ======       ======

    In note 17, liquid resources amounting to GBP201 million is restricted cash excluding secured amounts (shown above) but also includes cash held on deposit (not available within 24 hours).

    Cash at bank of GBP17 million was transferred to the mandatory redemption escrow account on 2 October 2003 and GBP17 million of this balance was used to redeem Junior notes on 17 October 2003.

13. CREDITORS
                                          30           30           31
                                   September         June        March
    GBP million                         2003         2003         2003
    Amounts falling due within
    one year
    Bonds                                  -            -        2,147
    Bank loans and overdrafts
    Repayable on demand                   17           17        2,194
    Other                                  2            3            1
    Obligations under finance              1            1            -
    leases
                                  ----------   ----------   ----------
                                          20           21        4,342

    Payments received in                  52           47           76
    advance
    Trade creditors                      158          167          174
    Amounts owed to fellow                 -                       403
    subsidiaries of Marconi plc
    Amounts owed to joint                  9            9            9
    ventures and associates
    Current taxation                     111          109          137
    Other taxation and social             14           13           22
    security
    Other creditors                       94          130          193
    Accruals and deferred                169          170          185
    income
                                  ----------   ----------   ----------
                                         627          666        5,541
                                      ======       ======       ======
    Amounts falling due after
    more than one year
    Loan notes                           623          730            -
    Bank loans and overdrafts             28           30           30
    Obligations under finance              2            2            -
    leases
                                  ----------   ----------   ----------
                                         653          762           30
    Trade creditors                        -            2            -
    Other creditors                        7            6           16
                                  ----------   ----------   ----------
                                         660          770           46
                                       =====        =====        =====

    Amounts owed to joint ventures and associates includes GBP8 million owed to Oyster Lane Properties Limited, a joint venture, carried at GBP8 million in investments.

14. PROVISIONS FOR LIABILITIES AND CHARGES

                                                          Warranties
                                      Share     Deferred          and
    GBP million    Restructuring      options        tax    contracts        Other        Total

    At 1 April              64           35            6           89          106          300
    2003
    Exchange                (1)           -            -            -           (1)          (2)
    rate
    adjustment
    Disposals                -            -            -            -           (3)          (3)
    Transferred              8            -            -            -            9           17
    from
    creditors
    Charged                 15            -            -           17            7           39
    Released                (3)           -            -           (1)          (6)         (10)
    Utilised               (26)         (35)           -          (17)         (17)         (95)
                    ----------   ----------   ----------   ----------   ----------   ----------
    At 30                   57            -            6           88           95          246
    September
    2003
                        ======       ======       ======       ======        =====       ======
    At 30 June              69            -            6           93          100          268
    2003
                        ======      =======       ======       ======        =====       ======

    Restructuring provisions mainly comprise expected costs for termination of employee contracts, costs for properties no longer occupied and onerous lease contracts. The associated outflows are generally expected to occur over the next year with vacant property costs being incurred over the next five years.

    Share option provisions at 1 April 2003 related to amounts paid to the ESOP derivative banks on 19 May 2003 in settlement of the potential ESOP derivative dispute.

    Warranties and contracts mainly comprise expected cost of maintenance under guarantees, other work in respect of products delivered and losses on contract work in progress in excess of related accumulated costs. The associated outflows are generally expected to occur over the lives of the products and contracts which are long term in nature.

    Other provisions mainly comprise expected employee related claims, environmental liabilities, other litigation, insurance balances, merger and acquisition claims and future scheme administration costs.

15. EQUITY SHAREHOLDERS' INTERESTS

 a. Share capital

                                            Number
                                                of
                                            shares                 GBP

Fully paid ordinary shares of 5p
each
Shares allotted at 1 April           2,866,250,735         143,312,537
2003
Converted to non-voting deferred    (2,866,250,735)       (143,312,537)
shares and cancelled
New ordinary shares issued           1,000,000,000          50,000,000
Shares issued in the period                  9,840                 492
Share consolidation (1 for 5)         (800,007,872)                  -
                                 -----------------   -----------------
Shares allotted at 30 September        200,001,968          50,000,492
2003 (25p each)

Unissued ordinary shares at 1        3,133,749,265         156,687,463
April 2003
Converted to non-voting deferred    (3,133,749,265)       (156,687,463)
shares and cancelled
New unissued ordinary shares         2,133,749,265         106,687,463
Shares issued in the period                 (9,840)               (492)
Share consolidation (1 for 5)       (1,706,991,540)                  -
                                 -----------------   -----------------
Unissued ordinary shares at 30         426,747,885         106,686,971
September 2003 (25p each)
                                 -----------------   -----------------
Authorised (25p each)                  626,749,853         156,687,463
                                           =======             =======

        As a consequence of the share consolidation, which took effect on 9 September following shareholder approval, the number of Marconi Corporation plc shares outstanding was reduced from around 1 billion shares with nominal value of 5 pence each to approximately 200 million shares with nominal value of 25 pence each. Every five shares of 5p each were consolidated into one new share of 25p with entitlements to fractions of new shares aggregated and sold in the market for the benefit of the related shareholders.

15. EQUITY SHAREHOLDERS' INTERESTS

b. Reserves

              Shares                                    Profit
                  to     Share               Capital       and
                  be   premium   Capital   reduction      loss
GBP million   issued   account   Capital     reserve   account    Total

At 1 April         -       700         9           -    (4,187)  (3,478)
2003
Cancellation       -         -         -           -       143      143
of old share
capital
Arising on         -     3,670         -           -         -    3,670
new shares
issued
Loss retained      -         -         -           -       (86)     (86)
for the
period
Exchange           -         -         -           -        (1)      (1)
differences
Added in the       8         -         -           -         -        8
period
Actuarial          -         -         -           -        14       14
gain on
retirement
benefit
schemes
Transfer on        -    (4,370)        -         343     4,027        -
capital
reduction
Losses             -         -         -          (9)        9        -
transferred
              ------    ------    ------      ------    ------   ------
At 30              8         -         9         334       (81)     270
September
2003
               =====     =====     =====       =====     =====    =====
At 30 June         1         -         9         343      (102)     251
2003
               =====     =====     =====       =====     =====    =====

          On 21 May 2003, the High Court approved a reduction of share capital of GBP143 million and reduction of share premium of GBP4,370 million. The balances have been credited to the Company profit and loss reserve which stood at GBP4,170 million at 31 March 2003. The High Court determined that any surplus over the deficit at 31 March 2003 was to be held as a non-distributable reserve which would be transferred to the profit and loss reserve as losses are incurred or when all creditors as at 21 May 2003 have been satisfied. Company losses of GBP9 million have been transferred in the period.

16. CASH FLOW

 a. Net cash inflow/(outflow) from operating activities before exceptional items GBP million


    6 months to 30 September                                Continuing
    2003

    Group operating loss after                                    (149)
    exceptional items
    Operating exceptional items                                     33
    (note 4(a))
                                                                ------
    Group operating loss before                                   (116)
    exceptional items
    Depreciation charge                                             42
    Goodwill amortisation                                           49
    Shares to be issued                                              8
    Decrease in stock                                               33
    Decrease in debtors                                            123
    Decrease in creditors                                          (70)
    Decrease in provisions                                          (4)
                                                                ------
                                                                    65
                                                                  ====



    6 months to 30 September    Continuing   Discontinued        Total
    2002
    Group operating loss after        (485)            (6)        (491)
    exceptional items
    Operating exceptional items        205              1          206
    (note 4(a))
                                    ------         ------       ------
    Group operating loss before       (280)            (5)        (285)
    exceptional items
    Depreciation charge                 75              4           79
    Goodwill amortisation               54              -           54
    Decrease/(increase) in             143            (16)         127
    stock
    Decrease/(increase) in             102             (1)         101
    debtors
    Decrease in creditors             (201)           (23)        (224)
    Increase/(decrease) in               7             (1)           6
    provisions
                                    ------         ------       ------
                                      (100)           (42)        (142)
                                      ====           ====         ====



 b. Returns on investments and servicing of finance

GBP million                                            2003       2002
6 months to 30 September
Income from loans, deposits and investments              10         31
Interest paid                                           (19)      (189)
Premium on redemption of Junior notes                   (10)         -
                                                     ------     ------
                                                        (19)      (158)
                                                     ------     ------


     Of the above amount, continuing operations account for an outflow of GBP19 million (2002: GBP156 million) and discontinued operations an outflow of GBPnil (2002: GBP2 million).


 c. Tax (paid)/repaid
    GBP million                                       2003          2002
    6 months to 30 September

    UK corporation tax repaid                          -             3
    Overseas tax paid                                 (2)          (16)
                                                  ------        ------
                                                      (2)          (13)
                                                    ====          ====
    All the above amounts relate to continuing operations.

d. Capital expenditure and financial investment
    GBP million                                         2003        2002
    6 months to 30 September

    Purchases of tangible fixed assets                 (12)        (27)
    Purchases of fixed asset investments                 -         (21)
    Sales of tangible fixed assets                      30          20
    Sales of fixed asset investments                    23           3
                                                    ------      ------
                                                        41         (25)
                                                      ====        ====


  Sales of tangible fixed assets shown above include an amount of GBP26 million relating to information technology assets, (2002: GBP20 million of property disposals).
  Of the above amount, continuing operations account for an inflow of GBP41 million (2002: GBP21 million outflow) and discontinued operations an outflow of GBPnil (2002: GBP4 million)

 e. Acquisitions and disposals
    GBP million                                          2003     2002
    6 months to 30 September

    Investments in subsidiary companies                    (6)      (3)
    Sales of interests in subsidiary companies             16      375
    Sales of interests in associates and joint             94        -
    ventures
    Net overdraft disposed with subsidiary companies       (6)      15
                                                       ------   ------
                                                           98      387
                                                         ====     ====

f. Net cash inflow/(outflow) from management of liquid resources

        Comprising term deposits generally of less than one year and other readily disposable current asset investments:


GBP million                                              2003     2002
6 months to 30 September

Deposits made with banks and similar financial           (104)     (83)
institutions
Deposits withdrawn from banks and similar financial       123        6
institutions
                                                       ------   ------
                                                           19      (77)
                                                         ====     ====



 g. Net cash (outflow)/inflow from financing

GBP million                                              2003     2002
6 months to 30 September

Decrease in bank loans                                     (3)     (62)
Increase in bank loans                                      4        -
Decrease in loan notes                                   (106)       -
Increase in loans from Marconi plc and subsidiaries of      -       24
Marconi plc
Scheme consideration                                     (340)       -
                                                       ------   ------
                                                         (445)     (38)
                                                         ====     ====


17. ANALYSIS OF NET MONETARY FUNDS / (DEBT)

                 At                 Non-cash                              At       At
                  1                  changes      Other     Exchange      30       30
              April     Cash              on   non-cash         rate    Sept     June
GBP million    2003     flow   restructuring    changes   adjustment    2003     2003

Cash at bank    934     (356)              -          -           (7)    571      581
and in
hand
Overdrafts      (22)       4               -          -            1     (17)     (17)

                        (352)
Liquid          224      (19)              -          -           (4)    201      207
resources
Amounts
falling due
within one
year
Bank loans   (2,173)       3           2,147         (7)          28      (2)      (3)
Bonds        (2,147)       -           2,165          -          (18)      -        -
Finance           -        -               -         (1)           -      (1)      (1)
leases
Loans from     (403)       -             403          -            -       -        -
Marconi plc
and fellow
subsidiaries
of Marconi
plc
Amounts
falling due
after more
than one
year
Bank loans      (30)      (4)              -          7           (1)    (28)     (30)
Loan notes        -      106            (756)         -           27    (623)    (730)
Finance           -        -               -         (2)           -      (2)      (2)
leases
                         105
             ------   ------          ------     ------       ------   -----   ------
             (3,617)    (266)          3,959         (3)          26      99        5
               ====     ====            ====       ====         ====    ====     ====

Of the cash flow, GBP340 million relates to amounts paid out as scheme consideration and GBP35 million in respect of the ESOP derivative banks. Non-cash adjustments relate mainly to the Group's restructuring of bond and bank debt which was schemed on 19 May 2003 when new debt was issued.



18. CONTINGENT LIABILITIES
                                                    30      30      31
                                             September    June   March
    GBP million                                     2003    2003    2003

    Contingent liabilities at period end            20      20      20
                                                 =====   =====   =====

    Litigation

    Contingent liabilities relate mainly to the cost of legal proceedings, which in the opinion of the Directors, are not expected to have a materially adverse effect on the Group.

    The Group is engaged in a number of legal proceedings relating to class shareholder actions, patent and other claims under contracts.
    In Part X, section 15.4 of our listing particulars we made disclosure of the lawsuit file by Bell Communications Research. Inc, now known as Telcordia Technologies Inc., or Telcordia, on 14 October 1998. On 29 September 2003, the district court held a hearing in relation to that lawsuit to clarify its previous claim construction ruling. Subsequent to the hearing the district court issued an opinion clarifying its original claim construction in a manner that will permit Telcordia to maintain its claim for infringement of the remaining patent.

    The Group is vigorously defending these cases, the estimated cost of which is disclosed above, and the Directors currently believe that the claims are unlikely to be settled for amounts resulting in material cash or other asset outflows.

    Guarantees

    At 30 September 2003, the Group had provided third parties with guarantees, performance bonds and indemnities, the exercise of which is considered to be remote.

19. POST BALANCE SHEET EVENTS

        On 10 October 2003, the Group announced that it has agreed to outsource the manufacture of its Fixed Wireless Access products and associated operations in Offenburg, Germany, to Elcoteq Network Corporation for approximately GBP7 million. Approximately 340 current employees at the site will transfer employment under this agreement which was completed in November 2003.

        On 17 October 2003, the Group redeemed $29 million (approximately GBP17 million) of the Junior Notes reducing the principal to $289 million (approximately GBP174 million).

        On 12 November 2003, we announced the disposal of our 50 per cent interest in Confirmant Limited to Oxford GlycoSciences, a wholly owned subsidiary of Celltech Group plc. The cash proceeds of over GBP4 million will be transferred into the Mandatory Redemption Escrow Account and used in due course to fund a partial redemption of our Junior Notes. In the six months ended 30 September 2003, we recorded a GBP2 million charge to the profit and loss account in respect of our share of Confirmant's operating loss.

20. SUPPLEMENTARY INFORMATION FOR NARF & NON-NARF SEGMENTS

 a. BASIS OF PRESENTATION

This supplementary information is a requirement of our covenants on our loan notes which requires that for as long as the Junior Notes are outstanding, we disclose a profit and loss account, net asset statement and cash flow statement, together with commentary, for our two segments, the Issuer (Marconi Corporation plc) and its non-US subsidiaries and the US parent (Marconi Communications, Inc.) and its subsidiaries. We call these segments the North American Ring Fence
(NARF) and Non-NARF.

A ring-fence around Marconi Communications, Inc and its subsidiaries was created in connection with the Scheme of Arrangement for Marconi Corporation plc effective on the 19th May 2003. NARF is comprised of the US operating businesses the equipment and service activities of the Broadband Routing and Switching
(BBRS), Outside Plant & Power (OPP) and North American Access (NAA) (irrespective of the country of destination of these sales). In addition certain sales for products from Marconi Corporation plc and Non-NARF businesses are transacted through NARF regions in where economies of scale permit the NARF to conduct the business more efficiently (see page 6).

Non-NARF mainly comprises Marconi Corporation plc and our European and the Rest of the World businesses: Optical Networks, Access Networks, Other Network Equipment and Network Services and includes central costs.

Non-NARF holds the investment in Marconi Communications, Inc which eliminates on consolidation and gives rise to goodwill. The Group has previously impaired all the goodwill relating to the acquisition of FORE Systems and is carrying GBP106 million of goodwill as at 30 September 2003 relating to the acquisition of Reltec Corporation. As the purposes of this disclosure is to separately present NARF and Non-NARF businesses, we have removed the investment in NARF from the Non-NARF net asset statement and have not consolidated any of the NARF profits in the Non-NARF profit and loss account.

NARF and Non-NARF are the only two segments of the Group and can be reconciled to the Group as follows.

                                             3           3           6
                                        months      months      months
                                            to          to          to
                                            30          30          30
                                          June   September   September
GBP million                               2003        2003        2003

Turnover
NARF                                       121         139         260
Non-NARF                                   246         250         496
                                      --------    --------    --------
Group                                      367         389         756
                                         =====       =====       =====
Profit/(loss) for the period
NARF                                         3          15          18
Non-NARF                                   (88)        (10)        (98)
                                      --------    --------    --------
                                           (85)          5         (80)
Goodwill amortisation on NARF               (3)         (3)         (6)
                                      --------    --------    --------
Group                                      (88)          2         (86)
                                         =====       =====       =====
Net cash inflow from operating
activities before exceptional items
NARF                                        17           -          17
Non-NARF                                    15          33          48
                                      --------    --------    --------
Group                                       32          33          65
                                         =====       =====       =====

                                          31           30           30
                                       March         June    September
                                        2003         2003         2003
Net assets/(liabilities) after
retirement benefit deficits
NARF                                    (496)          73           93
Non-NARF                              (2,954)         120          124
                                  ----------   ----------   ----------
                                      (3,450)         193          217
Goodwill related to the                  118          110          106
acquisition of Reltec (NARF)
                                  ----------   ----------   ----------
Group                                 (3,332)         303          323
                                      ======       ======       ======

Goodwill reduces due to amortisation through the profit and loss account and foreign exchange movements recognised through reserves.

B) OPERATING AND FINANCIAL REVIEW

The following discussion of the financial statements of NARF and Non-NARF should be read in conjunction with the Group discussion above. We highlight below any matters related to trends in NARF or Non-NARF, require additional explanation or commentary in addition to from the overall results for the Marconi Corporation plc Group as discussed in Results of Operations, Financial Condition and Liquidity and Capital Resources above.

Results of Operations

Sales

Second quarter sales for the NARF of GBP139m were GBP18m or 15% greater than first quarter sales, with all main businesses contributing to this positive trend.

BBRS recorded 36 per cent growth in equipment sales, up GBP10 million to GBP38 million compared to the first quarter. This strong performance was driven by increased sales to the US Federal Government at the end of this customer's fiscal year and included sales of Marconi's BXR-48000 multi-service switch router under the GBP6 million agreement announced at the end of the quarter. BBRS service sales were stable quarter on quarter at GBP15 million with increased levels of professional services to the US Federal Government offset by a further decline, as expected, of support sales to the Group's North American enterprise customer base.

North American Access sales improved by GBP5 million or 20 per cent to GBP30 million during the second quarter, largely as a result of the acceleration of ADSL roll-outs (particularly at BellSouth).

OPP total sales increased by 6 per cent from GBP51 million in the first quarter to GBP54 million, with equipment sales up 11 percent to GBP39 million and services relatively flat at GBP15 million compared to GBP16 million in the previous quarter. Marconi has been successful in securing a number of new wins of outside plant and power systems, primarily fuelled by increased demand from North American wireless operators.

Total sales recorded in the NARF during the first half of the financial year of GBP260 million included GBP4 million of products and services from Non-NARF businesses, which were sold through NARF entities (GBP2 million in the first quarter, GBP2 million in the second quarter).

Non-NARF sales increased by GBP4 million or 2 per cent from GBP246 million in the first quarter to GBP250 million in the second quarter, with stable sales of Network Services partially offset by modest growth in Network Equipment.

Optical Network sales were GBP80 million, down GBP5 million or 6 per cent on the first quarter as operators continued to spend only to maintain the smooth running of existing infrastructure as opposed to new build projects.

In EMEA, which accounted for approximately 75 per cent of Optical Network sales in the period, the reduced level of sales to BT discussed above were partially offset by increased sales to Vodafone and Wind in Italy. From a product line perspective, sales of DWDM fell further during the quarter in the face of decreased demand for this technology across the industry. Sales of SDH equipment, however, which accounted for over 80 per cent of Optical Network sales in the period, were up slightly quarter on quarter with further progress made in migrating existing customers to Marconi's recently launched next generation optical products with shipments to the Italian market and orders received in China and the UK.

Marconi recorded a 9 per cent sequential increase in sales of Access Networks, from GBP44 million in the first quarter to GBP48 million. This was driven by the increased demand for fixed wireless access products from German wireless operators described above, with Fixed Wireless Access accounting for approximately 38 per cent of Access Network sales in the quarter. Marconi maintained the level of shipments of its multi-service access node, the Access Hub, which accounted for approximately 20 per cent of Access Network sales with shipments to Telecom Italia, Wind and Telkom South Africa. The balance of Access Network sales related to Voice Systems (25 per cent) and other legacy narrowband access products (17 per cent).

Sales of Other Network Equipment increased by 33 per cent to GBP16 million (Q1 FY04: GBP12 million) mainly as a result of shipments of multi-media terminals to Telefonica (Spain) and payphones into the APAC market.

Overall Network Services in Non-NARF were stable quarter on quarter with an increased level of IC&M activity particularly in Italy and the UK (up GBP4 million or 9 per cent to GBP47 million), offsetting slightly lower sales of Value-Added Services (down GBP3 million or 5 per cent to GBP61 million). The aftermath of the recent conflict in the Middle East and tough market conditions in Wireless Software and Services continue to affect the VAS business. Reduced sales in these areas were, however, partially offset during the quarter by an improvement in cable installation services due to increased volumes from frame agreements and by initial sales to a new customer in the German transportation market within the Group's Integrated Systems activity.

The above Non-NARF product sales amount to GBP500 million in the six months ended 30 September 2003, which includes GBP4 million sold through NARF. These are reported as NARF sales and are eliminated from Non-NARF sales which total GBP496 million in the six months ended 30 September 2003.

Operating Profit/(Loss)

A discussion of the different operating profiles of NARF and Non-NARF is provided on page 29 above.

Gross Margins in the NARF increased by GBP12 million or 29 per cent compared to the first quarter to reach GBP53 million or 38 per cent of sales. The improvement was largely due to higher sales in the second quarter and the greater percentage of BBRS sales as compared to total NARF sales and favourable business mix within BBRS with a higher proportion of sales of Marconi's newly launched BXR-48000. BBRS sales represented 38.4% of total NARF sales in the second quarter versus 34.8% of total NARF sales in the first quarter.

Non-NARF Gross Margin was GBP50 million or 20 per cent in the second quarter and increased by GBP3 million compared to GBP47 million or 19 per cent in the first quarter. The increase arose from the improved profitability on long-term contracts and cost reductions that more than offset the depreciation on development and test models discussed on page 26.

Operating expenses in NARF increased by GBP5m to GBP37 million, or 27 per cent of sales, in the three months ended 30 September 2003 from GBP32 million, or 26 per cent of sales, in the three months ended 30 June 2003. This increase mainly due to GBP2 million of exceptional items relating to site rationalisation and employee severance costs charged in the second quarter.

Operating expenses in Non-NARF decreased from GBP140 million for the three months ended 30 June 2003 to GBP125 million in the three months ended 30 September 2003. Goodwill amortisation is included in these balances and which decreased from GBP22 million in the first quarter to GBP21 million in the second quarter. Operating exceptional items described in Notes to the Non Statutory
Accounts: Note 4, page 54, are also included and decreased from GBP19 million to GBP12 million. Operating expenses before exceptional items and goodwill decreased from GBP99 million to GBP92 million. The benefit of cost savings achieved through restructuring, discussed in the Outlook on page 4, was partially offset by share options charges that amounted to GBP1 million in the first quarter and GBP8 million in the second quarter.

NET ASSET STATEMENTS

The net assets in NARF are GBP93 million at 30 September 2003, an increase of GBP20 million from 30 June 2003 and GBP589 million from 31 March 2003. The improvement since 31 March 2003 was due to the recapitalisation of Marconi Communications, Inc as a condition of the financial restructuring of the Group. This was mainly achieved by a loan to Marconi Communications, Inc from a subsidiary of Marconi Corporation plc being capitalised leading to a reduction in creditors payable within and after more than one year of GBP527 million. In addition, Non-NARF invested GBP42 million of cash in Marconi Communications, Inc prior to the financial restructuring to ensure that it has sufficient cash to meet its obligations as they fall due. This cash has not been used by NARF in the period.

The improvement of GBP20 million from 30 June 2003 to 30 September 2003 is due to the profit made in the quarter of GBP15 million, exchange differences of GBP3 million and actuarial gains recorded on retirement benefit schemes of GBP2 million.

The Non-NARF net assets (excluding the investment in NARF) of GBP124 million have improved by GBP4 million from 30 June 2003 and by GBP3,078 million from net liabilities of GBP2,954 million at 31 March 2003. The improvement since 31 March 2003 is a result of the financial restructuring of the Group explained on page 7.

Goodwill arising on the acquisition of Reltec is not carried by NARF or Non-NARF and only arises on the consolidation of the two segments. Goodwill in the Non-NARF net asset statement principally relates to GPT, Bosch and Nokia and is being amortised as discussed on page 34.

Tangible fixed assets are reducing in NARF and Non-NARF, as depreciation continued to exceed capital expenditure and IT assets have been disposed as discussed on page 34.

All investments are held by Non-NARF entities and are explained on page 35.

The NARF businesses have continued to focus on facility site rationalisation and streamlining the use of contract manufacturers as a means of enhancing inventory and supplier management. Consequently, inventory in NARF is low compared with the Non-NARF. Non-NARF inventory continues to fall as discussed on page 35. Debtors and creditors include amounts due to and from Non-NARF companies. These balances net to GBP13 million payable to NARF from Non-NARF at 30 September 2003. The reductions in provisions are explained on page 36.

Retirement benefit scheme deficits relate to former Reltec plans for NAA and OPP employees. The Marconi USA Employees' plan, which has a deficit of GBP10 million at 30 September 2003, includes assets and liabilities in respect of NARF and Non-NARF employees and deferred pensioners. As the sponsoring company lies within Non-NARF, all of the deficit is allocated to Non-NARF. An actuarial valuation has been undertaken for all plans at 30 September 2003 and the reduction in NARF is due to our return on pension assets exceeding expectation. In Non-NARF, the deficit has decreased mainly as a result of factors as discussed on page 36.

Cash Flow

Of our total cash inflow from operating activities before exceptional items of GBP65 million, NARF contributed an inflow of GBP17 million and Non-NARF an inflow of GBP48 million. In Non-NARF this was mainly a result of cash collections from debtors. In our NARF business this was largely generated through operating profit. Our Non-NARF businesses benefited in particular from our successful renegotiation of payment terms with a number of key European customers. NARF net cash inflow from operating activities before exceptional items of GBP17 million was all generated in the first quarter. In the second quarter, the increase in operating profit before exceptional items from GBP9 million to GBP18 million was offset by working capital movements due to the timing of creditor payments and reductions in advanced billings on legacy enterprise customer service contracts.

Non-NARF generated a net cash inflow of GBP15 million in the first quarter and GBP33 million in the second quarter. This was driven by improvements in debtor collection as discussed on page 35. Of our total operating exceptional cash outflow of GBP109 million, GBP13 million was incurred in NARF and GBP96 million in Non-NARF. Two main factors contribute to the higher level of exceptional cash costs in Non-NARF compared to NARF: i) 100 per cent of the advisor fees and expenses relating to our financial restructuring were incurred directly by Marconi Corporation plc (GBP33 million) which forms part of Non-NARF; ii) a higher proportion of our current operational restructuring initiatives are focused in Non-NARF and in particular in Continental Europe, where costs associated with severance payments and plant rationalisation are typically higher than in the United States. Of the GBP13 million incurred in NARF, approximately GBP10 million related to payments made as a result of onerous leases on vacant properties and other assets no longer required to support the restructured business.

Of our total returns on investments and servicing of finance of GBP19 million, GBP18 million was incurred in Non-NARF and related mainly to interest paid on the Junior and Senior Notes issued by Marconi Corporation plc and the 10 per cent premium paid to redeem Junior Notes during the second quarter (see Returns on Investments and Servicing of Finance on page 39 above).

All disposal proceeds received in the first half of the financial year was generated in Non-NARF (see Cash Flows from Acquisitions and Disposals on page 40 above).

The cash inflow from financing of GBP46 million mainly relates to the investment by Non-NARF of GBP42 million in NARF discussed above. Non-NARF has included this under acquisitions and disposals.

NARF has a $22.5 million credit facility available for financial liquidity. The credit facility is secured by certain buildings and property located in the US. As of the end of the first quarter and second quarter the NARF has not drawn any amounts under the credit facility. The NARF reconciliation of the net cash flow to movements in net monetary funds in the six months ended 30 September 2003 included GBP527 million of loan capitalisation as discussed above.

C) FINANCIAL INFORMATION

CONSOLIDATED NARF PROFIT AND LOSS ACCOUNT

                                           3            3            6
                                      months       months       months
                                          to           to           to
                                          30           30           30
                                        June    September    September
GBP million                             2003         2003         2003
TURNOVER
Continuing operations                    121          139          260
                                  ----------   ----------   ----------
OPERATING PROFIT
Group operating profit
Excluding goodwill amortisation            9           18           27
and exceptional items
Goodwill amortisation                      -            -            -
Operating exceptional items                -           (2)          (2)

Total operating profit -                   9           16           25
continuing operations

Net interest payable                      (5)          (1)          (6)

PROFIT ON ORDINARY ACTIVITIES
BEFORE TAXATION
Excluding goodwill amortisation            4           17           21
and exceptional items
Goodwill amortisation and                  -           (2)          (2)
exceptional items
                                           4           15           19

TAX CHARGE ON PROFIT ON ORDINARY          (1)           -           (1)
ACTIVITIES

LOSS ON ORDINARY ACTIVITIES                3           15           18
Equity minority interests                  -            -            -
                                  ----------   ----------   ----------
PROFIT ON ORDINARY ACTIVITIES              3           15           18
ATTRIBUTABLE TO THE EQUITY
SHAREHOLDERS AND RETAINED PROFIT
FOR THE PERIOD
                                      ======       ======       ======

NARF CONSOLIDATED NET ASSET STATEMENT

                                                  30       30       31
                                                Sept     June    March
GBP million                                     2003     2003     2003

FIXED ASSETS
Tangible assets                                   94      101      115
                                              ------   ------   ------

CURRENT ASSETS
Stocks and contracts in progress                  41       40       42
Debtors: amounts falling due within one          229      206      259
year
Debtors: amounts falling due after more than     186      187       83
one year
Cash at bank and in hand                          75       77       24
                                              ------   ------   ------
                                                 531      510      408

Creditors: amounts falling due within one       (292)    (290)    (350)
year
                                              ------   ------   ------
NET CURRENT ASSETS                               239      220       58

Total assets less current liabilities            333      321      173
Creditors: Amounts falling due after more       (164)    (164)    (585)
than one year
Provisions for liabilities and charges           (60)     (66)     (66)
                                              ------   ------   ------
NET ASSETS/(LIABILITIES) BEFORE RETIREMENT       109       91     (478)
BENEFIT DEFICITS
Retirement benefit scheme deficits               (16)     (18)     (18)

NET ASSETS/(LIABILITIES) AFTER RETIREMENT         93       73     (496)
BENEFIT DEFICITS
                                              ======   ======   ======

NARF CONSOLIDATED CASH FLOW STATEMENT

                                                         3           6
                                                    months      months
                                                        to          to
                                                        30          30
                                                 September   September
GBP million                                           2003        2003

Net cash inflow from operating activities before         -          17
exceptional items
Exceptional cash outflows from operating                (9)        (13)
activities

Net cash (outflow)/inflow from operating                (9)          4
activities after exceptional items - Continuing
operations
                                                   -------     -------
Returns on investments and servicing of                 (1)         (1)
finance
Tax paid                                                 -           -
Capital expenditure and financial investment            (1)          5
Acquisitions and disposals                               -          (1)
                                                   -------     -------
Cash outflow before use of liquid resources and        (11)          7
financing
Net cash inflow from management of liquid                -           3
resources
Capital contribution by Non-NARF group                   -          42
Other net cash inflow from financing                     8           5
                                                   -------     -------
DECREASE IN CASH AND NET BANK BALANCES REPAYABLE        (3)         57
ON DEMAND
                                                     =====       =====
NARF RECONCILIATION OF NET CASH FLOW TO MOVEMENTS IN NET
MONETARY FUNDS/(DEBT)
                                                         3           6
                                                    months      months
                                                        to          to
                                                        30          30
GBP million                                      September   September
                                                      2003        2003

Decrease in cash and net bank balances repayable        (3)         57
on demand
Net cash inflow from management of liquid                -          (3)
resources
Net cash inflow from increase in debt and lease         (8)         (5)
financing

Change in net monetary funds/(debt) resulting          (11)         49
from cash flows
Other non-cash changes                                   8         527
Effect of foreign exchange rate changes                  1          (1)
Movement in net monetary funds/(debt) in the            (2)        575
period
Net monetary funds/(debt) at beginning of               99        (478)
period
Net monetary funds at end of period                     97          97



NARF CONSOLIDATED STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES

                                             3           3           6
                                        months      months      months
                                            to          to          to
                                            30          30          30
                                          June   September   September
GBP million                               2003        2003        2003

Loss on ordinary activities
attributable to the shareholders
Group                                        3          18          15
Share of joint ventures                      -           -           -
Share of associates                          -           -           -
                                             3          18          15

Exchange differences on translation         (3)          -           3

Actuarial gain recognised on retirement      -           2           2
benefit schemes
                                        ------      ------      ------
TOTAL RECOGNISED GAINS AND LOSSES            -          20          20
                                         =====       =====       =====

NARF RECONCILIATION OF MOVEMENTS IN NET ASSETS

                                             3           3           6
                                        months      months      months
                                            to          to          to
                                            30          30          30
                                          June   September   September
GBP million                               2003        2003        2003

Total recognised gains and losses            -          20          20
Additional paid in capital (share          569           -         569
premium)
                                         -----        ----       -----
Total movement in the period               569          20         589

Equity shareholders' interests at         (496)         73        (496)
beginning of period
                                        ------       -----       -----
Equity shareholders' interests at end       73          93          93
of period
                                          ====        ====        ====

CONSOLIDATED NON-NARF PROFIT AND LOSS ACCOUNT

                                           3            3            6
                                      months       months       months
                                          to           to           to
                                          30           30           30
                                        June    September    September
GBP million                             2003         2003         2003
TURNOVER
Continuing operations                    246          250          496
                                  ----------   ----------   ----------
OPERATING LOSS
Group operating loss
Excluding goodwill amortisation          (52)         (42)         (94)
and exceptional items
Goodwill amortisation                    (22)         (21)         (43)
Operating exceptional items              (19)         (12)         (31)

Continuing operations                    (93)         (75)        (168)

Share of operating loss of joint           -           (2)          (2)
ventures
                                  ----------   ----------   ----------
                                         (93)         (77)        (170)
Share of operating loss of
associates
Excluding goodwill amortisation           (5)          (1)          (6)
and exceptional items
Goodwill amortisation                     (3)          (2)          (5)
                                          (8)          (3)         (11)
                                  ----------   ----------   ----------
Total operating loss                    (101)         (80)        (181)

Non-operating exceptional items
Gain on disposal of discontinued           9            -            9
operations
Gain on disposal of associates             -           76           76
(Loss)/gain on disposal of fixed          (6)          24           18
assets and investments in
continuing operations
                                           3          100          103

Amounts revalued/(written off)             1            -            1
investments
Gain on waiver of balance payable         25            -           25
to Marconi plc group
Net interest receivable /                  1          (15)         (14)
(payable)
Net finance expenditure                  (35)         (12)         (47)

LOSS ON ORDINARY ACTIVITIES
BEFORE TAXATION
Excluding goodwill amortisation          (91)         (72)        (163)
and exceptional items
Goodwill amortisation and                (15)          65           50
exceptional items
                                        (106)          (7)        (113)
TAX CREDIT/(CHARGE) ON LOSS ON
ORDINARY ACTIVITIES
Excluding tax on goodwill                 (2)          (3)          (5)
amortisation and exceptional
items
Exceptional tax credit                    20            -           20
                                          18           (3)          15

LOSS ON ORDINARY ACTIVITIES              (88)         (10)         (98)
Equity minority interests                  -            -            -
                                  ----------   ----------   ----------
LOSS ON ORDINARY ACTIVITIES              (88)         (10)         (98)
ATTRIBUTABLE TO THE EQUITY
SHAREHOLDERS AND RETAINED LOSS
FOR THE PERIOD
                                       =====        =====        =====
NON-NARF CONSOLIDATED NET ASSET STATEMENT
                                          30           30           31
                                        Sept         June        March
GBP million                             2003         2003         2003

FIXED ASSETS
Goodwill                                 435          456          479
Tangible assets                           98          108          128
Investments                               23           57           63
                                  ----------   ----------   ----------
                                         556          621          670
CURRENT ASSETS
Stocks and contracts in                  161          175          192
progress
Debtors: amounts falling due             519          565          658
within one year
Debtors: amounts falling due             167          168          611
after more than one year
Cash at bank and in hand                 697          711        1,134
                                  ----------   ----------   ----------
                                       1,544        1,619        2,595

Creditors: amounts falling due          (619)        (628)      (5,527)
within one year
                                  ----------   ----------   ----------
NET CURRENT ASSETS/(LIABILITIES)         925          991       (2,932)

Total assets less current              1,481        1,612       (2,262)
liabilities
Creditors: Amounts falling due          (841)        (951)        (123)
after more than one year
Provisions for liabilities and          (186)        (202)        (234)
charges
                                  ----------   ----------   ----------
NET ASSETS/(LIABILITIES) BEFORE          454          459       (2,619)
RETIREMENT BENEFIT DEFICITS
Retirement benefit scheme               (330)        (339)        (335)
deficits
                                  ----------   ----------   ----------
NET ASSETS/(LIABILITIES) AFTER           124          120       (2,954)
RETIREMENT BENEFIT DEFICITS
                                       =====        =====        =====
NON-NARF CONSOLIDATED CASH FLOW STATEMENT
                                                        3            6
                                                   months       months
                                                       to           to
                                                       30           30
                                                September    September
GBP million                                          2003         2003

Net cash inflow from operating activities              33           48
before exceptional items
Exceptional cash outflows from operating              (29)         (96)
activities
                                               ----------   ----------
Net cash inflow/(outflow) from operating                4          (48)
activities after exceptional items -
Continuing operations
Returns on investments and servicing of               (22)         (18)
finance
Tax paid                                                -           (2)
Capital expenditure and financial investment           20           36
Acquisitions and disposals                            103           57
                                               ----------   ----------
Cash outflow before use of liquid resources           105           25
and financing
Net cash inflow from management of liquid               5           16
resources
Cash element of Scheme consideration                    -         (340)
Other net cash outflow from financing                (112)        (110)
                                               ----------   ----------
DECREASE IN CASH AND NET BANK BALANCES                 (2)        (409)
REPAYABLE ON DEMAND
                                                   ======       ======
NON-NARF RECONCILIATION OF NET CASH FLOW TO MOVEMENTS IN NET
MONETARY FUNDS/(DEBT)
                                                        3            6
                                                   months       months
                                                       to           to
                                                       30           30
                                                September    September
GBP million                                          2003         2003

Decrease in cash and net bank balances                 (2)        (409)
repayable on demand
Net cash inflow from management of liquid              (5)         (16)
resources
Net cash outflow from decrease in debt and            112          110
lease financing
                                               ----------   ----------
Change in net monetary funds/(debt) resulting         105         (315)
from cash flows
Other non-cash changes                                 (8)       3,429
Effect of foreign exchange rate changes                (1)          27
                                               ----------   ----------
Movement in net monetary funds/(debt) in the           96        3,141
period
Net monetary debt at beginning of period              (94)      (3,139)
                                               ----------   ----------
Net monetary funds at end of period                     2            2
                                                    =====        =====
NON-NARF CONSOLIDATED STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES
                                           3            3            6
                                      months       months       months
                                          to           to           to
                                          30           30           30
                                        June    September    September
GBP million                             2003         2003         2003

Loss on ordinary activities
attributable to the
shareholders
Group                                    (80)          (5)         (85)
Share of joint ventures                    -           (2)          (2)
Share of associates                       (8)          (3)         (11)
                                         (88)         (10)         (98)

Exchange differences on                   10           (5)           5
translation

Actuarial gain recognised on               -           12           12
retirement benefit schemes
                                  ----------   ----------   ----------
TOTAL RECOGNISED GAINS AND               (78)          (3)         (81)
LOSSES
                                       =====        =====        =====
NON-NARF RECONCILIATION OF MOVEMENTS IN NET ASSETS
                                           3            3            6
                                      months       months       months
                                          to           to           to
                                          30           30           30
                                        June    September    September
GBP million                             2003         2003         2003

Total recognised gains and               (78)          (3)         (81)
losses
Shares to be issued                        1            7            8
New share capital and share            3,720            -        3,720
premium
Additional investment in NARF           (569)           -         (569)
excluded from supplementary net
asset statement
                                  ----------   ----------   ----------
Total movement in the period           3,074            4        3,078

Equity shareholders' interests at     (2,954)         120       (2,954)
beginning of period
                                  ----------   ----------   ----------
Equity shareholders' interests at        120          124          124
end of period
                                       =====        =====        =====

INDEPENDENT REVIEW REPORT TO MARCONI CORPORATION PLC

Introduction

We have been instructed by the company to review the financial information for the six months ended 30 September 2003 which comprises the profit and loss account, the balance sheet, the statement of total recognised gains and losses, the cash flow statement and the related notes 1 to 19, 20A and 20C together with the reconciliation of net cash flow to movements in net monetary funds / (debt) and the reconciliation of movements in equity shareholders' funds. We have read the other information contained in the interim report and considered whether it contains any apparent misstatements or material inconsistencies with the financial information.

This report is made solely to the company in accordance with Bulletin 1999/4 issued by the Auditing Practices Board. Our work has been undertaken so that we might state to the company those matters we are required to state to them in an independent review report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company, for our review work, for this report, or for the conclusions we have formed.

Directors' responsibilities

The interim report, including the financial information contained therein, is the responsibility of, and has been approved by, the directors. The directors are responsible for preparing the interim report in accordance with the Listing Rules of the Financial Services Authority which require that the accounting polices and presentation applied to the interim figures are consistent with those applied in preparing the preceding annual accounts except where any changes, and the reasons for them, are disclosed.

Review work performed

We conducted our review in accordance with the guidance contained in Bulletin 1999/4 issued by the Auditing Practices Board for use in the United Kingdom. A review consists principally of making enquiries of group management and applying analytical procedures to the financial information and underlying financial data and, based thereon, assessing whether the accounting policies and presentation have been consistently applied unless otherwise disclosed. A review excludes audit procedures such as tests of controls and verification of assets, liabilities and transactions. It is substantially less in scope than an audit performed in accordance with United Kingdom auditing standards and therefore provides a lower level of assurance than an audit. Accordingly, we do not express an audit opinion on the financial information.

Review conclusion

On the basis of our review we are not aware of any material modifications that should be made to the financial information as presented for the six months ended 30 September 2003.

Deloitte & Touche LLP
Chartered Accountants
Birmingham
12 November 2003



                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       MARCONI CORPORATION PLC



                                       By:     ____M Skelly____

                                       Name:   M Skelly
                                       Title:  Company Secretary


Date: November 13, 2003